As filed with the Securities and Exchange Commission on April 29, 2014

Registration No. 333—189641

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3 to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EASTERN VIRGINIA BANKSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	6022	54-1866052
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

330 Hospital Road

Tappahannock, Virginia 22560

(804) 443-8400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joe A. Shearin

President and Chief Executive Officer

Eastern Virginia Bankshares, Inc.

330 Hospital Road

Tappahannock, Virginia 22560

(804) 443-8400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Jacob A. Lutz, III, Esq.

Troutman Sanders LLP

1001 Haxall Point, Suite 1500

Richmond, Virginia 23219

(804) 697-1490

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 to our registration statement on Form S-1 (Registration No. 333-189641) (the “Registration Statement”), which was initially declared effective by the Securities and Exchange Commission on August 22, 2013, is being filed (i) to incorporate by reference our Annual Report on Form 10-K for fiscal year ended December 31, 2013, and (ii) to make certain other updating revisions to the information contained herein so that such information is current as of the date of filing. No additional securities are being registered under this Post-Effective Amendment No. 3. All applicable filing fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 29, 2014

PROSPECTUS

Eastern Virginia Bankshares, Inc.

5,240,192 Shares of Series B Preferred Stock

9,890,111 Shares of Common Stock

(Including 5,240,192 Shares Underlying the Series B Preferred Stock)

This prospectus relates to the securities listed below that may be offered for sale from time to time by the persons named in this prospectus (and their transferees) (the “Selling Securityholders”) identified in “Selling Securityholders” beginning on page 31 of this prospectus who currently own such securities or may acquire such securities upon the conversion or exchange of securities currently held.

Investing in our securities involves risks. You should carefully consider all of the information set forth in this prospectus, including the “Risk Factors” beginning on page 6 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before investing in any of the securities. See “Information Incorporated by Reference.”

This prospectus covers the following securities (collectively, the “Securities”):

•

5,240,192 shares of our non-voting mandatorily convertible non-cumulative preferred stock, series B (the “Series B Preferred Stock”) (which shares of Series B Preferred Stock will automatically convert into shares of our common stock, $2.00 par value per share (the “common stock”), in the hands of a transferee immediately upon consummation of a “Permitted Transfer” (as defined herein)); and

•	9,890,111 shares of our common stock, including 5,240,192 shares issuable upon conversion of 5,240,192 shares of our Series B Preferred Stock.

For more information on the convertibility of the Series B Preferred Stock, please see “Summary – The Offering – Convertibility of Series B Preferred Stock” on page 4 of this prospectus and “Description of the Capital Stock – Preferred Stock – Series B Preferred Stock – Conversion Rights” on page 27 of this prospectus.

The Securities covered by this prospectus were issued on June 12, 2013 in private placements (the “Private Placements”) pursuant to securities purchase agreements, each dated March 26, 2013, between us and certain institutional investors (the “Securities Purchase Agreements”). We agreed in the Securities Purchase Agreements to file this registration statement covering the Securities. For a more detailed description of the issuance of the Securities pursuant to the Securities Purchase Agreements, see “Summary of the Underlying Transactions” on page 20.

The Selling Securityholders who may sell or otherwise dispose of the Securities are initial investors (or the permitted transferees of such investors) in the Private Placements described above. The Selling Securityholders may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at various prices determined at the time of sale or otherwise at negotiated prices. If the Securities are sold through underwriters, broker-dealers, or agents, the Selling Securityholders (or the purchasers of the Securities as negotiated with the Selling Securityholders) will be responsible for underwriting discounts or commissions or agent commissions, if any. The registration of the Securities does not necessarily mean that any of the Securities will be sold by the Selling Securityholders. The timing and amount of any sale is within the respective Selling Securityholders’ sole discretion, subject to certain restrictions. See “Plan of Distribution” beginning on page 29 of this prospectus.

We will not receive any proceeds from the sale of Securities by the Selling Securityholders. We received gross proceeds of $45.0 million from the initial sale of the Securities to the Selling Securityholders in the Private Placements on June 12, 2013.

Our common stock is currently traded on the NASDAQ Global Select Market under the symbol “EVBS.” The last reported sales price of our common stock on April 25, 2014 was $6.75 per share. Our Series B Preferred Stock is not currently listed on any established securities exchange or quotation system, and we do not intend to seek such listing. In the event we were to seek such listing, there is no guarantee that any established securities exchange or quotation system would accept the Series B Preferred Stock for listing.

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities regulator has approved or disapproved of these Securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

These Securities are not deposits, accounts or other obligations of our bank subsidiary or any of our non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is                     , 2014.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

Unless the context indicates otherwise, all references in this prospectus to the “Company,” “EVBS,” “we,” “us” and “our” refer to Eastern Virginia Bankshares, Inc., our wholly owned subsidiary, EVB (or the “Bank”), and our other wholly-owned subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in, or incorporated by reference into, this prospectus that are not historical facts may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or Board of Directors, including those relating to products or services, the performance or disposition of portions of the Company’s asset portfolio, future changes to the Bank’s branch network, the payment of dividends, and the ability to realize deferred tax assets; (iii) statements of future financial performance and economic conditions; (iv) statements regarding the impact of the Written Agreement, dated February 17, 2011 (the “Written Agreement”), among the Company, the Bank, the Federal Reserve Bank of Richmond (the “Reserve Bank”) and the Virginia State Corporation Commission Bureau of Financial Institutions (the “Bureau”), the entry into a memorandum of understanding among the Company, the Bank, the Reserve Bank and the Bureau, dated September 5, 2013 (the “Memorandum of Understanding”) or the termination of both the Written Agreement and the Memorandum of Understanding on our financial condition, operations and capital strategies, including strategies related to payment of dividends on the Company’s outstanding common and preferred stock, to redemption of the Company’s fixed rate cumulative perpetual preferred stock, Series A, par value $2.00 per share, having a liquidation value of $1,000 per share (the “Series A Preferred Stock”) originally issued to the U.S. Department of the Treasury (“Treasury”) through the Capital Purchase Program and to payment of interest on the Company’s outstanding junior subordinated debentures (the “Junior Subordinated Debentures”) related to the Company’s trust preferred securities; (v) statements regarding the adequacy of the allowance for loan losses; (vi) statements regarding the effect of future sales of investment securities or foreclosed properties; (vii) statements regarding the Company’s liquidity; (viii) statements of management’s expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in the Company’s markets; (ix) statements regarding future asset quality, including expected levels of charge-offs; (x) statements regarding potential changes to

i

laws, regulations or administrative guidance; (xi) statements regarding business initiatives related to and the use of proceeds from the Private Placements and the Company’s rights offering (the “Rights Offering”) that expired on June 28, 2013, including expected future interest expenses and net interest margin following the prepayment of long-term Federal Home Loan Bank (“FHLB”) advances; and (xii) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•

factors that adversely affect the business initiatives related to and the use of proceeds from the Rights Offering and the Private Placements, including, without limitation, changes in market conditions that adversely affect our ability to dispose of or work out assets adversely classified by us on advantageous terms or at all;

•	our ability and efforts to assess, manage and improve our asset quality;

•	the strength of the economy in our target market area, as well as general economic, market, political, or business factors;

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	the effects of our adjustments to the composition of our investment portfolio;

•	the impact of government intervention in the banking business;

•	an insufficient allowance for loan losses;

•	our ability to meet the capital requirements of our regulatory agencies;

•

changes in laws, regulations and the policies of federal or state regulators and agencies, including rules to implement the Basel III capital framework and for calculating risk-weighted assets (the “Basel III Capital Rules”);

•	adverse reactions in financial markets related to the budget deficit of the United States government;

•	changes in the interest rates affecting our deposits and our loans;

•	the loss of any of our key employees;

•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;

•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;

•	our ability to maintain internal control over financial reporting;

•	our ability to raise capital as needed by our business;

•

our reliance on secondary sources, such as FHLB advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	possible changes to our Board of Directors, including in connection with the Private Placements and deferred dividends on our Series A Preferred Stock;

•	other circumstances, many of which are beyond our control; and

•

the risk factors described herein under “Risk Factors” and the risk factors discussed from time to time in our periodic reports filed with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus.

ii

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.bankevb.com under the “About Us”, then “Investor Relations” tabs. Information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

This prospectus, which is a part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC, which allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, filed separately with the SEC, except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 31, 2014;

•	Definitive Proxy Statement on Schedule 14A filed on April 17, 2014;

•	Current Reports on Form 8-K filed on March 20, 2014; and March 26, 2014; and

•

The description of our capital stock contained in the Form 8-A12g filed with the SEC on December 29, 1997, in our Bylaws, as amended, filed as Exhibit 3.2 to our Current Report on Form 8-K filed June 14, 2013, and in our Amended and Restated Articles of Incorporation, filed as Exhibit 3.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 10, 2009, as amended by the Articles of Amendment to the Articles of Incorporation, filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on January 13, 2009 and the Articles of Amendment to the Articles of Incorporation, filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on June 14, 2013 (collectively, the “Articles of Incorporation”).

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement, but not delivered with the prospectus. You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Eastern Virginia Bankshares, Inc.

330 Hospital Road

Tappahannock, Virginia 22560

(804) 443-8400

iii

SUMMARY

The following summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that is important to you in making an investment decision with respect to the Securities. You should read carefully this entire prospectus, as well as the information incorporated by reference herein and therein, before deciding to invest in the Securities. You should carefully consider the sections entitled “Risk Factors” in this prospectus and the documents incorporated by reference herein and therein as you determine whether an investment in the Securities is appropriate for you.

Our Company

Eastern Virginia Bankshares, Inc. is a bank holding company headquartered in Tappahannock, Virginia that was organized and chartered under the laws of the Commonwealth of Virginia on September 5, 1997 and commenced operations on December 29, 1997. Through our wholly-owned bank subsidiary, EVB, we operate 21 full service branches and two drive-in facilities in eastern Virginia. Two of EVB’s three predecessor banks, Bank of Northumberland, Inc. and Southside Bank, were established in 1910. The third bank, Hanover Bank, was established as a de novo bank in 2000. In April 2006, these three banks were merged and the surviving bank was re-branded as EVB.

EVB is a community bank targeting small to medium-sized businesses and consumers in our traditional coastal plain markets and the emerging suburbs outside of the Richmond and Greater Tidewater areas. Our mission is dedicated to providing the highest quality financial services to our customers, enriching the health and vitality of the communities we serve, and enhancing shareholder value.

The Company provides a broad range of personal and commercial banking services including commercial, consumer and real estate loans. We complement our lending operations with an array of retail and commercial deposit products and fee-based services. Our services are delivered locally by well-trained and experienced bankers, whom we empower to make decisions at the local level, so they can provide timely lending decisions and respond promptly to customer inquiries. Having been in many of our markets for over 100 years, we have established relationships with and an understanding of our customers. We believe that, by offering our customers personalized service and a breadth of products, we can compete effectively as we expand within our existing markets and into new markets.

The Company currently conducts business through 21 full service branches and two drive-in facilities, primarily in the eastern portion of the state. Our markets are located east of U.S. Route 250 and extend from northeast of Richmond to the Chesapeake Bay in central Virginia and across the James River from Colonial Heights to southeastern Virginia. Geographically, we have four primary market areas: Northern Neck, Middle Peninsula, Capital (suburbs of Richmond) and Southern.

As a result of over 100 years of experience serving the Northern Neck and Middle Peninsula regions, we have a stable, loyal customer base and a high deposit market share in these regions. Due to the lower projected population growth of these markets, we expanded in Hanover, Henrico, Gloucester, New Kent and King William Counties and the city of Colonial Heights to target the higher potential growth in these existing and emerging suburban markets. The deposit market share we have accumulated in our Northern Neck, Middle Peninsula and Southern regions has helped fund our loan growth in the emerging suburban areas in the Capital region.

We believe that economic growth and bank consolidation have created a growing number of businesses and consumers in need of a broad range of products and services, as well as the high level of personal service that we provide. While we work through the economic challenges of the past few years and look at 2014 as a year to strengthen our existing markets, our long-term business plan is to capitalize on the growth opportunity in our markets by further developing our branch network in our existing markets and augmenting our market area by expanding further in areas near the urban markets of Richmond and the Greater Tidewater area.

Closing of Private Placements

On June 12, 2013, the Company announced the closing of the previously disclosed Private Placements with affiliates of Castle Creek Capital Partners (“Castle Creek”) and GCP Capital Partners (“GCP Capital”) and certain other institutional investors pursuant to the Securities Purchase Agreements entered into by the Company and each such investor. The Company received $45.0 million in gross proceeds in exchange for 4,649,919 shares of common stock and 5,240,192 shares of Series B Preferred Stock.

This registration statement is being filed in accordance with the terms of the Securities Purchase Agreements.

Closing of Rights Offering

The Company’s Rights Offering expired at 5:00 p.m., Eastern time, on June 28, 2013.

In the Rights Offering, we distributed, at no charge to our shareholders, non-transferable subscription rights to purchase up to an aggregate of 1,098,901 shares of common stock at a price of $4.55 per share, subject to the restrictions described in the prospectus relating to the Rights Offering. Shareholders received one subscription right for each full common share owned by that shareholder as of 5:00 p.m., Eastern time, on May 3, 2013, the record date for the Rights Offering. Each subscription right entitled its holder to purchase 0.181051448 of a share of our common stock, subject to the restrictions described in the prospectus relating to the Rights Offering, provided that no fractional shares were to be issued in the Rights Offering and exercises therefore were to be rounded down. Additionally, shareholders were permitted to over-subscribe for additional shares of common stock to the extent that the offered subscription rights were not exercised, although we offered no assurances that we would fill any over-subscriptions.

The Company received approximately $5.0 million in gross proceeds from the Rights Offering, which was over-subscribed. Due to the rounding down of fractional shares, the Company issued 1,098,897 shares of common stock through the Rights Offering.

Use of Proceeds from the Private Placements and Rights Offering

The Company received an aggregate of $50.0 million in gross proceeds from the Private Placements and the Rights Offering. The Company has been using, and intends to continue to use, these gross proceeds for general corporate purposes, including, without limitation, the strengthening of its balance sheet, the accelerated resolution and disposition of assets adversely classified by the Company and the optimization of its balance sheet through the restructuring of FHLB advances, with ultimate goals of repurchasing its Series A Preferred Stock and warrants issued to the U.S. Treasury through the Troubled Asset Relief Program and exiting from the previously disclosed Written Agreement with the Reserve Bank and the Bureau, subject to the approval of state and federal banking regulators.

Termination of Written Agreement and Memorandum of Understanding

As previously disclosed, the Written Agreement, originally entered into on February 17, 2011, among the Company, the Bank, the Reserve Bank and the Bureau was terminated on July 30, 2013. Also as previously disclosed, the Memorandum of Understanding, originally entered into on September 5, 2013, among the Company, the Bank, the Reserve Bank and the Bureau was terminated effective March 13, 2014.

Prepayment of Long-Term FHLB Advances

On August 16, 2013, the Company announced the prepayment of $107.5 million of long-term FHLB advances. The borrowings extinguished were fixed rate advances with a weighted average remaining maturity of 3.5 years and a then-current weighted average interest rate of 4.14%; $94.0 million of the prepaid FHLB advances were callable quarterly by the FHLB. The repayment of the FHLB advances triggered a prepayment penalty of $11.5 million, or $0.67 per fully diluted share, all of which was recognized in the third quarter of 2013 and which the Company expects to be offset in future periods by a higher net interest margin. The remaining $10.0 million of long-term FHLB advances were paid off at maturity in September 2013.

Series A Preferred Stock and Warrants

During 2014, the Company will continue to pursue the repurchase of the Series A Preferred Stock and warrants originally issued to the U.S. Treasury through the Troubled Asset Relief Program, subject to the approval of state and federal banking regulators.

Corporate Information

Our principal executive office is located at 330 Hospital Road, Tappahannock, Virginia 22560. Our telephone number is (804) 443-8400. Information about the Company is available on our internet website www.bankevb.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus and is not incorporated in any manner into this prospectus.

Our common stock trades on the NASDAQ Global Select Market under the ticker symbol “EVBS.”

The Offering

The following summary contains basic information about the Securities, but it is not intended to be a complete description of the Securities and does not contain all of the information that is important to you. See the information under the heading “Description of Capital Stock” in this prospectus for a more detailed description of the Securities.

Issuer	Eastern Virginia Bankshares, Inc.

Capital stock being offered by the Selling Securityholders	Common stock and Series B Preferred Stock.

Maximum number of shares of common stock offered by Selling Securityholders	9,890,111 shares of common stock, including 5,240,192 shares issuable upon conversion of 5,240,192 shares of Series B Preferred Stock.

Maximum number of shares of Series B Preferred Stock offered by Selling Securityholders	5,240,192 shares of Series B Preferred Stock.

Outstanding capital stock as of April 29, 2014

11,862,367 shares of common stock; 24,000 shares of Series A Preferred Stock; and 5,240,192 shares of Series B Preferred Stock.

This prospectus only relates to the offering of 9,890,111 shares of common stock and 5,240,192 shares of Series B Preferred Stock.

Voting rights of Series B Preferred Stock	The Company must receive the approval of the holders representing a majority of the number of shares of common stock into which the Series B Preferred Stock is convertible, voting as a separate class, to (i) increase the authorized number of shares of Series B Preferred Stock; (ii) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with, or significantly and adversely affect, the powers, rights or preferences of the Series B Preferred Stock; (iii) amend the Articles of Incorporation or Bylaws of the Company, if such amendment would significantly and adversely alter, change or affect the powers, preferences or rights of the holders of Series B Preferred Stock; or (iv) amend or waive any provision of Article II, Paragraph F of the Articles of Incorporation. Except as described above, the holders of Series B Preferred Stock have no voting rights, except to the extent specifically required by Virginia law.

Dividends and liquidation rights of Series B Preferred Stock

Holders of Series B Preferred Stock are entitled to receive dividends if, as and when declared by the Company’s Board of Directors, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of the Company’s common stock that such shares of Series B Preferred Stock would be convertible into upon satisfaction of the conversion conditions. The Company will not pay any dividends with respect to its common stock unless an equivalent dividend also is paid to the holders of the Series B Preferred Stock. The Series B Preferred Stock will rank junior with regard to dividends to any class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank senior to the common stock or the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company (“Senior Stock”), including the Series A Preferred Stock.

The Series B Preferred Stock ranks, as to distribution of assets upon dissolution, liquidation or winding up of the Company: (i) junior to the Series A Preferred Stock, and all future issuances of classes or series of Senior Stock; and (ii) equal to the common stock.

Convertibility of Series B Preferred Stock

Each share of Series B Preferred Stock is convertible into one share of common stock, subject to adjustment as set forth in the Articles of Incorporation, (i) automatically in the hands of a transferee immediately upon the consummation of a Permitted Transfer (defined below) or (ii) if the Board of Directors acting in its sole and absolute discretion has approved the conversion and the conversion would not result in the holder of the shares beneficially owning, together with its affiliates more than 4.9% (or, in the case of Castle Creek and its affiliates and GCP Capital and its affiliates only, 9.9%) of the outstanding shares of the Company’s common stock. A “Permitted Transfer” is either (i) a widespread public distribution, including pursuant to Rule 144 of the Securities Act, (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of capital stock of the Company that is then entitled to vote generally in the election of directors of the Company (“Voting Securities”) or (iii) a transfer to a transferee that would control more than 50% of the Voting Securities without any transfer from the transferee.

Whether or not a transaction in which you purchase shares of Series B Preferred Stock will be a “Permitted Transfer” and cause the Series B Preferred Stock to convert is largely dependent on the Selling Securityholder’s actions and the number of other purchasers. Accordingly, when you purchase shares of Series B Preferred Stock, you may not be able to determine whether the transaction will cause the Series B Preferred Stock to convert into common stock and may have no ability to prevent the conversion. If the transaction in which you purchase shares of Series B Preferred Stock causes the conversion of the Series B Preferred Stock, you will receive shares of common stock rather than Series B Preferred Stock.

Use of Proceeds

All Securities sold pursuant to this prospectus will be sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.

We received gross proceeds of $45.0 million from the initial sale of the Securities to the Selling Securityholders in the Private Placements on June 12, 2013. The Company intends to use the proceeds from the Private Placements for general corporate purposes, including, without limitation, the strengthening of our balance sheet, the accelerated resolution and disposition of assets adversely classified by us and the optimization of our balance sheet.

The NASDAQ Global Select Market

Our shares of common stock are currently listed for trading on the NASDAQ Global Select Market under the ticker symbol “EVBS.”

Our shares of Series B Preferred Stock are not currently listed on any established securities exchange or quotation system, and we do not intend to seek such listing. In the event we were to seek such listing, there is no guarantee that any established securities exchange or quotation system would accept the Series B Preferred Stock for listing.

Risk Factors	An investment in the Securities is subject to risks. You should carefully consider the sections entitled “Risk Factors” in this prospectus and the documents incorporated by reference herein and therein as you determine whether an investment in the Securities is appropriate for you.

RISK FACTORS

An investment in the Securities, whether common stock or Series B Preferred Stock, involves a high degree of risk. In evaluating an investment in the Securities, you should consider carefully the risks described below, together with the other information included or incorporated by reference in this prospectus, including the information contained in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013 and the risks we have highlighted in other sections of this prospectus.

If any of the risks described in the following risk factors or in the information referred to in the preceding sentence actually occur, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial, materialize, then our business, results of operations and financial condition could be materially adversely affected. In that case, the trading price of our common stock and the value of the Series B Preferred Stock could decline, and you may lose all or part of your investment. The risks discussed below include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.

Risks Related to Our Company

Difficult conditions in the economy and the capital markets continue to adversely affect our industry.

Declines in the housing market, with falling home prices and elevated foreclosures, coupled with high unemployment and under-employment, have negatively impacted the credit performance of real estate related loans and consumer loans and have resulted in significant write-downs of asset values by financial institutions in recent years. These write-downs spread to other securities and loans and have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. In this environment, many lenders and institutional investors reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, and reduction of business activity generally, the effects of which continue to be felt today. Continuing economic pressure on consumers may adversely affect our business and results of operations. Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provision for loan losses. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry.

The capital and credit markets have periodically experienced volatility and disruption in recent years. In some cases, these markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If these levels of market disruption and volatility recur, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

The Company has a high concentration of loans secured by both residential and commercial real estate and a further downturn in either or both real estate markets, for any reason, may increase the Company’s credit losses, which would negatively affect its financial results.

The Company offers a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. Most of the Company’s loans are secured by real estate (both residential and commercial) in its market area. At March 31, 2014, approximately 89.3% of the Company’s $683.0 million loan portfolio was secured by residential and commercial real estate. Changes in the real estate market, such as a greater deterioration in market value of collateral, or a greater decline in local employment rates or economic conditions, could adversely affect the Company’s customers’ ability to pay these loans, which in turn could impact the Company’s profitability. There has been a slowdown in the housing market across our geographical footprint, reflecting declining prices and excess inventories of houses to be sold. Repayment of our commercial loans is often dependent on the cash flow of the borrower, which may be unpredictable in the current economy. If the value of real estate serving as collateral for the loan portfolio materially declines, a significant portion of the loan portfolio could become under-collateralized. If the loans that are secured by real estate become troubled when real estate market conditions are declining or have declined, in the event of foreclosure the Company may not be able to realize the amount of collateral that was anticipated at the time of originating the loan. In that event, the Company may have to increase the provision for loan losses, which could have a material adverse effect on its operating results and financial condition.

Offerings of our securities and other potential capital strategies or the conversion of shares of our Series B Preferred Stock into common stock could dilute your investment or otherwise affect your rights as a shareholder.

In the future we may seek to raise additional capital through offerings of our common stock, preferred stock, securities convertible into common stock, or rights to acquire such securities or our common stock. Under our Articles of Incorporation, we have additional authorized shares of common stock that we can issue from time to time at the discretion of our Board of Directors, without further action by shareholders, except where shareholder approval is required by applicable law or listing requirements of the NASDAQ Stock Market. The issuance of any additional shares of common stock or securities convertible into common stock in a subsequent offering could be substantially dilutive to holders of our common stock. Holders of our common stock have no preemptive rights as a matter of law that entitle them to purchase their pro-rata share of any offering or shares of any class or series. In addition, under our Articles of Incorporation, we can authorize and issue additional shares of our preferred stock, in one or more series the terms of which would be determined by our Board of Directors without shareholder approval, unless such approval is required by applicable law or listing requirements of the NASDAQ Stock Market. The market price of our common stock could decline as a result of future sales of our securities or the perception that such sales could occur.

New investors, particularly with respect to newly authorized series of preferred stock, also may have rights, preferences, and privileges that are senior to, and that could adversely affect, our then current shareholders. For example, a new series of preferred stock could rank senior to shares of our common stock. As a result, we could be required to make any dividend payments on such preferred stock before any dividends can be paid on our common stock, and in the event of our bankruptcy, dissolution, or liquidation, we may have to pay the holders of this new series of preferred stock in full prior to any distributions being made to the holders of our common stock.

In addition, the conversion of shares of our Series B Preferred Stock into common stock would dilute the voting power of our then-outstanding shares of common stock.

We cannot predict or estimate the amount, timing, or nature of our future securities offerings or other capital initiatives or whether, when or how many shares of our Series B Preferred Stock will be converted into shares of common stock. Thus, our shareholders bear the risk of our future offerings or future conversions of shares of our Series B Preferred Stock diluting their stock holdings, adversely affecting their rights as shareholders, and/or reducing the market price of our common stock.

Castle Creek and GCP Capital are substantial holders of our common stock.

Castle Creek holds approximately 8.9% of our common stock and approximately 29.9% of our combined common stock and Series B Preferred Stock. GCP Capital holds approximately 8.9% of our common stock and approximately 13.2% of our combined common stock and Series B Preferred Stock. Pursuant to the terms of the Securities Purchase Agreements entered into with Castle Creek and GCP Capital in the Private Placements, Castle Creek and GCP Capital each have a right to appoint a representative on our Board of Directors and on the Bank’s board of directors. As previously disclosed in a Form 8-K filed on August 5, 2013, effective July 30, 2013, Boris M. Gutin was elected to the Boards of Directors of the Company and the Bank at the request of GCP Capital, and following the recommendation of the Company’s Nominating and Corporate Governance Committee. Castle Creek and GCP Capital may have individual economic interests that are different from the other’s interests and different from the interests of our other shareholders.

We may not be able to fully execute on our business initiatives related to the Private Placements and the Rights Offering, which could have a material adverse effect on our financial condition or results of operations.

We intend to use a significant portion of the gross proceeds from the Private Placements and the Rights Offering to strengthen our balance sheet so that we can pursue the following business strategies: (a) the accelerated resolution and disposition of assets adversely classified by the Company (consisting of other real estate owned and classified loans), (b) the optimization of our balance sheet, building on our successful prepayment of FHLB advances, and (c) the eventual repurchase of our Series A Preferred Stock and warrants that we issued to Treasury through its Capital Purchase Program, subject to the approval of state and federal banking regulators.

There are significant costs, risks and uncertainties associated with the development, implementation and execution of these business strategies, including the investment of time and resources, the possibility that these strategies will be less successful or beneficial than anticipated, and the risk of additional liabilities associated with these strategies. Our potential inability to successfully execute these business strategies could have a material adverse effect on our business, financial condition or results of operations. We expect our non-interest expense to increase in connection with executing these business strategies, and we may incur some or all of these costs in advance of realizing improved financial condition and results of operations as a result of these strategies.

We have a concentration of credit exposure in acquisition and development real estate loans.

At March 31, 2014, we had approximately $41.0 million in loans for the acquisition and development of real estate and for construction of improvements to real estate, representing approximately 6.0% of our total loans outstanding as of that date. These loans are to developers, builders and individuals. Project types financed include acquisition and development of residential subdivisions and commercial developments, builder lines for 1-4 family home construction and loans to individuals for primary and secondary residence construction. These types of loans are generally viewed as having more risk of default than residential real estate loans. Completion of development projects and sale of developed properties may be affected significantly by general economic conditions, and further downturn in the local economy or in occupancy rates in the local economy where the property is located could increase the likelihood of default. Because our loan portfolio contains acquisition and development loans with relatively large balances, the deterioration of one or a few of these loans could cause a significant increase in our percentage of non-performing loans. An increase in non-performing loans could result in a loss of earnings from these loans, an increase in the provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on our financial condition and results of operations.

Deterioration in the soundness of our counterparties could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships, and we routinely execute transactions with counterparties in the financial industry, including brokers and dealers, commercial banks, and other institutional clients. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, could create another market-wide liquidity crisis similar to that experienced in late 2008 and early 2009 and could lead to losses or defaults by us or by other institutions. There is no assurance that the failure of our counterparties would not materially adversely affect the Company’s results of operations.

Our small to medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

We target our commercial development and marketing strategy primarily to serve the banking and financial services needs of small and medium-sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the markets in which we operate, our results of operations and financial condition may be adversely affected.

We may be adversely affected by economic conditions in our market area.

We operate in a mixed market environment with influences from both rural and urban areas. Because our lending operation is concentrated in the Northern Neck, Middle Peninsula, Capital and Southern Regions of Virginia, we will be affected by the general economic conditions in these markets. Changes in the local economy may influence the growth rate of our loans and deposits, the quality of the loan portfolio, and loan and deposit pricing. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact these local economic conditions and the demand for banking products and services generally, which could negatively affect our financial condition and performance. Although we might not have significant credit exposure to all the businesses in our areas, the downturn in any of these businesses could have a negative impact on local economic conditions and real estate collateral values generally, which could negatively affect our profitability.

If our allowance for loan losses becomes inadequate, our results of operations may be adversely affected.

Making loans is an essential element of our business. The risk of nonpayment is affected by a number of factors, including but not limited to: the duration of the credit; credit risks of a particular customer; changes in economic and industry conditions; and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. Although we seek to mitigate risks inherent in lending by adhering to specific underwriting practices, our loans may not be repaid. While we strive to carefully monitor credit quality and to identify loans that may become nonperforming, at any time there are loans included in the portfolio that will result in losses, but that have not been identified as nonperforming or potential problem loans. We cannot be sure that we will be able to identify deteriorating loans before they become nonperforming assets, or that we will be able to limit losses on those loans that are identified. We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. Our allowance for loan losses is determined by analyzing historical loan losses, current trends in delinquencies and charge-offs, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, changes in the size and composition of the loan portfolio and industry information. Also included in our estimates for loan losses are considerations with respect to the impact of economic events, the outcome of which are uncertain. Because any estimate of loan losses is necessarily subjective and the accuracy of any estimate depends on the outcome of future events, we face the risk that charge-offs in future periods will exceed our allowance for loan losses and that additional increases in the allowance for loan losses will be required. Additions to the allowance for loan losses would result in a decrease of our net income. We cannot be certain that our allowance for loan losses is adequate to absorb probable losses in our loan portfolio.

We may need to raise additional capital that may not be available to us.

As a result of losses in 2009 and 2010 and other losses that we may incur in the future, we may need to raise additional capital in the future if we incur additional losses or due to regulatory mandates. The ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, additional capital may not be raised, if and when needed, on terms acceptable to us, or at all. If we cannot raise additional capital when needed, our ability to maintain our capital ratios could be materially impaired, and we could face additional regulatory challenges.

The Basel III capital framework will require higher levels of capital and liquid assets, which could adversely affect the Company’s net income and return on equity.

In July 2013, the federal bank regulatory agencies adopted rules to implement the Basel III capital framework and for calculating risk-weighted assets, as modified by the U.S. federal bank regulators (or the Basel III Capital Rules). For further information about these final rules, please refer to “Regulation and Supervision—Basel III Final Rules” in Part I, Item 1. “Business” in our Annual Report on Form 10-K for the year ended December 31, 2013.

The Basel III Capital Rules, when implemented by the U.S. banking agencies and fully phased-in, represent the most comprehensive overhaul of the U.S. banking capital framework in over two decades. These rules will require bank holding companies and their subsidiaries, such as the Company and the Bank, to dedicate more resources to capital planning and regulatory compliance, and maintain substantially more capital as a result of higher required capital levels and more demanding regulatory capital risk-weightings and calculations. The rules will also require all banks to substantially change the manner in which they collect and report information to calculate risk-weighted assets, and will likely increase risk-weighted assets at many banking organizations as a result of applying higher risk-weightings to certain types of loans and securities. As a result, we may be forced to limit originations of certain types of commercial and mortgage loans, thereby reducing the amount of credit available to borrowers and limiting opportunities to earn interest income from the loan portfolio, or change the way we manage past-due exposures.

Due to the changes to bank capital levels and the calculation of risk-weighted assets , many banks could be required to access the capital markets on short notice and in relatively weak economic conditions, which could result in banks raising capital that significantly dilutes existing shareholders. Additionally, many community banks could be forced to limit banking operations and activities, and growth of loan portfolios and interest income, in order to focus on retention of earnings to improve capital levels. If the Basel III Capital Rules require the Company to access the capital markets in this manner, or similarly limit the Bank’s operations and activities, the Basel III Capital Rules would have a detrimental effect on our net income and return on equity and limit the products and services we provide to our customers.

The Company is not paying dividends on its common stock or Series B Preferred Stock and is deferring distributions on its Series A Preferred Stock, and is otherwise restricted from paying cash dividends on its common stock, Series A Preferred Stock and Series B Preferred Stock. The failure to resume paying dividends and distributions may adversely affect the Company and the value of our common stock, Series A Preferred Stock and Series B Preferred Stock and has provided board appointment rights to the holders of our Series A Preferred Stock.

        The Company historically paid quarterly dividends before suspending dividend payments on its common stock in the first quarter of 2011. There is no assurance that the Company will resume paying cash common dividends. Even if the Company resumes paying dividends, future payment of cash dividends on our common stock, if any, will be subject to the prior payment of all unpaid dividends and deferred distributions on the Company’s Series A Preferred Stock. All dividends are declared and paid at the discretion of our Board of Directors and are dependent upon our liquidity, financial condition, results of operations, capital requirements and such other factors as our Board of Directors may deem relevant.

Holders of Series B Preferred Stock are entitled to receive dividends if, as and when declared by the Company’s Board of Directors, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of the Company’s common stock that such shares of Series B Preferred Stock would be convertible into upon satisfaction of the conversion conditions. Accordingly, since there is no assurance if or when we will be able to resume paying cash dividends on our common stock, there is also no assurance if or when we will be able to begin paying cash dividends on our Series B Preferred Stock.

On February 15, 2014, the Company deferred its thirteenth consecutive dividend on the Series A Preferred Stock originally issued to the Treasury. Deferral of dividends on the Series A Preferred Stock does not constitute an event of default. Dividends on the Series A Preferred Stock are, however, cumulative, and the Company has accumulated the dividends in accordance with the terms of the preferred stock and accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflected the accumulated dividends as a portion of the effective dividend on preferred stock on the consolidated statements of operations. As of March 31, 2014, the Company had accumulated $4.1 million for dividends on the Series A Preferred Stock. Because dividends on the Series A

Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the holders of the Series A Preferred Stock have the right, voting as a class, to elect two directors to the Company’s Board at the next annual meeting (or at a special meeting called for that purpose) and at every subsequent annual meeting until all owed and unpaid dividends on the Series A Preferred Stock have been paid. In April 2012, the Treasury assigned an observer to attend the Company’s Board meetings, in part to determine whether and how to exercise this right, but the Treasury did not exercise this right to elect directors. On October 21, 2013, the Treasury sold all of the Series A Preferred Stock that it held to third parties through a private offering structured as a modified Dutch auction. Any holder of shares of Series A Preferred Stock has the board representation rights described earlier in the paragraph.

As of March 31, 2014, the Company had deferred twelve quarterly interest payments and accumulated $1.1 million in interest on the Junior Subordinated Debentures relating to its trust preferred securities issued in September 2003. Until all accrued and unpaid interest on the Junior Subordinated Debentures is paid, the Company may not pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, the Company’s common stock, Series A Preferred Stock and Series B Preferred Stock.

In addition, all dividends are declared and paid at the discretion of our Board of Directors and are dependent upon our liquidity, financial condition, results of operations, regulatory capital requirements, and such other factors as our Board of Directors may deem relevant. The ability of our banking subsidiary, EVB, to pay dividends to us is also limited by obligations to maintain sufficient capital and by other general restrictions on dividends that are applicable to our banking subsidiary. If we do not satisfy these regulatory requirements, we are unable to pay dividends on our common stock.

Compliance with laws, regulations and supervisory guidance, both new and existing, may adversely impact our business, financial condition and results of operations.

We are subject to numerous laws, regulations and supervision from both federal and state agencies. During the past few years, there has been an increase in legislation related to and regulation of the financial services industry. We expect this increased level of oversight to continue. Failure to comply with these laws and regulations could result in financial, structural and operational penalties, including receivership. In addition, establishing systems and processes to achieve compliance with these laws and regulations may increase our costs and/or limit our ability to pursue certain business opportunities.

Laws and regulations, and any interpretations and applications with respect thereto, generally are intended to benefit consumers, borrowers and depositors, not shareholders. The legislative and regulatory environment is beyond our control, may change rapidly and unpredictably and may negatively influence our revenue, costs, earnings, and capital levels. Our success depends on our ability to maintain compliance with both existing and new laws and regulations.

The Dodd-Frank Act could continue to increase our regulatory compliance burden and associated costs, place restrictions on certain products and services, and limit our future capital raising strategies.

A wide range of regulatory initiatives directed at the financial services industry have been proposed in recent years. One of those initiatives, the Dodd-Frank Act, was signed into law on July 21, 2010. The Dodd-Frank Act represents a sweeping overhaul of the financial services industry within the United States and mandates significant changes in the financial regulatory landscape that will impact all financial institutions, including the Company. The Dodd-Frank Act will likely continue to increase our regulatory compliance burden and may have a material adverse effect on us, by increasing the costs associated with our regulatory examinations and compliance measures. The federal regulatory agencies, and particularly bank regulatory agencies, are given significant discretion in drafting the Dodd-Frank Act’s implementing rules and regulations and, consequently, many of the details and much of the impact of the Dodd-Frank Act will depend on the final implementing rules and regulations. Accordingly, it remains too early to fully assess the impact of the Dodd-Frank Act and subsequent regulatory rulemaking processes on our business, financial condition or results of operations.

Among the Dodd-Frank Act’s significant regulatory changes, the Dodd-Frank Act creates a new financial consumer protection agency, the Consumer Financial Protection Bureau, that could impose new regulations on us and include its examiners in our routine regulatory examinations conducted by the Reserve Bank, which could increase our regulatory compliance burden and costs and restrict the financial products and services we can offer to our customers. The Consumer Financial Protection Bureau may reshape the consumer financial laws through rulemaking and enforcement of the Dodd-Frank Act’s prohibitions against unfair, deceptive and abusive business practices, which may directly impact the business operations of financial institutions offering consumer financial products or services, including the Company. This agency’s broad rulemaking authority includes identifying practices or acts that are unfair, deceptive or abusive in connection with any consumer financial transaction or consumer financial product or service. Although the Consumer Financial Protection Bureau has jurisdiction over banks with $10 billion or greater in assets, rules, regulations and policies issued by the Bureau may also apply to the Company or its subsidiaries by virtue of the adoption of such policies and best practices by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Reserve Bank and the FDIC. The costs and limitations related to this additional regulatory agency and the limitations and restrictions that will be placed upon the Company with respect to its consumer product and service offerings have yet to be determined. However, these costs, limitations and restrictions may produce significant, material effects on our business, financial condition and results of operations.

The Dodd-Frank Act also increases regulatory supervision and examination of bank holding companies and their banking and non-banking subsidiaries, which could increase our regulatory compliance burden and costs and restrict our ability to generate revenues from non-banking operations. The Dodd-Frank Act also increases regulation of derivatives and hedging transactions, which could limit our ability to enter into, or increase the costs associated with, interest rate hedging transactions.

The Company may incur losses if it is unable to successfully manage interest rate risk.

The Company’s profitability depends in substantial part upon the spread between the interest rates earned on investments and loans and interest rates paid on deposits and other interest-bearing liabilities. These rates are normally in line with general market rates and rise and fall based on the asset liability committee’s view of our financing and liquidity needs. The Company may selectively pay above-market rates to attract deposits as it has done in some of the Company’s marketing promotions in the past. Changes in interest rates will affect the Company’s operating performance and financial condition in diverse ways including the pricing of securities, loans and deposits, which, in turn, may affect the growth in loan and retail deposit volume. The Company’s net interest income will be adversely affected if market interest rates change so that the interest it pays on deposits and borrowings increases faster than the interest earned on loans and investments. The Company’s net interest spread will depend on many factors that are partly or entirely outside its control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally. Fluctuations in market rates are neither predictable nor controllable and may have a material and negative effect on the Company’s business, financial condition and results of operations.

Changes in interest rates also affect the value of the Company’s loans. An increase in interest rates could adversely affect the Company’s borrowers’ ability to pay the principal or interest on existing loans or reduce their desire to borrow more money. This may lead to an increase in nonperforming assets or a decrease in loan originations, either of which could have a material and negative effect on the Company’s results of operations.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face vigorous competition from other banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions for deposits, loans and other financial services in our market area. A number of these banks and other financial institutions are significantly larger than we are and have substantially greater access to capital and other resources, as well as larger lending limits and branch systems, and offer a wider array of banking services. To a limited extent, we also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, insurance companies and governmental organizations which may offer more favorable financing than we can. Many of our non-bank competitors are not subject to the same extensive regulations that govern us. As a result, these non-bank competitors have advantages over us in providing certain services. We may face a competitive disadvantage as a result of our smaller size, smaller asset base, lack of geographic diversification and inability to spread our marketing costs across a broader market. If we have to raise interest rates paid on deposits or lower interest rates charged on loans to compete effectively, our net interest margin and income could be negatively affected. Failure to compete effectively to attract new or to retain existing, clients may reduce or limit our margins and our market share and may adversely affect our results of operations, financial condition and growth.

The dividend rate on the Series A Preferred Stock has increased and we could have changes to our Board of Directors.

On January 9, 2014, the dividend rate on our Series A Preferred Stock increased substantially from 5.0% per annum to 9.0% per annum. This increase in the annual dividend rate could have a material adverse effect on our liquidity, our net income available to common shareholders and our earnings per share.

Because dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, the holders of the Series A Preferred Stock have the right, voting as a class, to elect two directors to the Company’s Board at the next annual meeting (or at a special meeting called for that purpose) and at every subsequent annual meeting until all owed and unpaid dividends on the Series A Preferred Stock have been paid.

On October 21, 2013, the Treasury sold all of the Series A Preferred Stock that it held to third parties through a private offering structured as a modified Dutch auction. Any holder of shares of Series A Preferred Stock, including private equity funds, has the board representation rights described in the preceding paragraph. Although the Treasury did not exercise these rights when it held the Series A Preferred Stock, a private equity fund or other private purchaser of the Series A Preferred Stock may exercise this right and assume representation on the Board of Directors without the approval of existing Board members or our shareholders. The Board members would have voting rights and, as members of the Board, would have the ability to influence the management and control of the Company and its operations.

We rely heavily on our management team and the unexpected loss of any of those personnel could adversely affect our operations; we depend on our ability to attract and retain key personnel.

We are a customer-focused and relationship-driven organization. We expect our future growth to be driven in a large part by the relationships maintained with our customers by our president and chief executive officer and other senior officers. We have entered into employment agreements with the majority of our executive officers. The existence of such agreements, however, does not necessarily assure that we will be able to continue to retain their services. The unexpected loss of any of our key employees could have an adverse effect on our business and possibly result in reduced revenues and earnings. We do maintain bank-owned life insurance on key officers that would help cover some of the economic impact of a loss caused by death. The implementation of our business strategy will also require us to continue to attract, hire, motivate and retain skilled personnel to develop new customer relationships as well as new financial products and services. Many experienced banking professionals employed by our competitors are covered by agreements not to compete or solicit their existing customers if they were to leave their current employment. These agreements make the recruitment of these professionals more difficult. The market for these people is competitive, and we cannot assure you that we will be successful in attracting, hiring, motivating or retaining them.

We may not be able to successfully manage our long-term growth, which may adversely affect our results of operations and financial condition.

A key aspect of our long-term business strategy is our continued growth and expansion. Our ability to continue to grow depends, in part, upon our ability to:

•	open new branch offices or acquire existing branches or other financial institutions;

•	attract deposits to those locations; and

•	identify attractive loan and investment opportunities.

We may not be able to successfully implement our growth strategy if we are unable to identify attractive markets, locations or opportunities to expand in the future, or if we are subject to regulatory restrictions on growth or expansion of our operations. Our ability to manage our growth successfully also will depend on whether we can maintain capital levels adequate to support our growth, maintain cost controls and asset quality and successfully integrate any businesses we acquire into our organization. As we identify opportunities to implement our growth strategy by opening new branches or acquiring branches or other banks, we may incur increased personnel, occupancy and other operating expenses. In the case of new branches, we must absorb those higher expenses while we begin to generate new deposits, and there is a further time lag involved in redeploying new deposits into attractively priced loans and other higher yielding earning assets. Thus, any plans for branch expansion could decrease our earnings in the short run, even if we efficiently execute our branching strategy.

Our deposit insurance premiums could increase in the future, which may adversely affect our future financial performance.

The FDIC insures deposits at FDIC insured financial institutions, including the Bank. The FDIC charges insured financial institutions premiums to maintain the Deposit Insurance Fund (the “DIF”) at a certain level. Economic conditions since 2008 have increased the rate of bank failures and expectations for further bank failures, requiring the FDIC to make payments for insured deposits from the DIF and prepare for future payments from the DIF.

During 2009, the FDIC imposed a special deposit insurance assessment on all institutions which it regulates, including the Bank. This special assessment was imposed due to the need to replenish the DIF, as a result of increased bank failures and expected future bank failures. In addition, the FDIC required regulated institutions to prepay their fourth quarter 2009, and full year 2010, 2011 and 2012 assessments in December 2009. Any similar, additional measures taken by the FDIC to maintain or replenish the DIF may have an adverse effect on our financial condition and results of operations.

On April 1, 2011, final rules to implement changes required by the Dodd-Frank Act with respect to the FDIC assessment rules became effective. The rules provide that a depository institution’s deposit insurance assessment will be calculated based on the institution’s total assets less tangible equity, rather than the previous base of total deposits. These changes have not materially increased the Company’s FDIC insurance assessments for comparable asset and deposit levels. However, if the Bank’s asset size increases or the FDIC takes other actions to replenish the DIF, the Bank’s FDIC insurance premiums could increase.

Certain losses or other tax assets could be limited if we experience an ownership change, as defined in the Internal Revenue Code.

Our ability to use net operating loss carryforwards, built-in losses and certain other tax assets may be limited in the event of an “ownership change” as defined by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5% shareholders” (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. If an “ownership change” occurs, Section 382 would impose an annual limit on the amount of losses or other tax assets we can use to reduce our taxable income equal to the product of the total value of our outstanding equity immediately prior to the “ownership change” and the applicable federal long-term tax-exempt interest rate. A number of special rules apply to calculating this limit. While the recent Private Placements may have increased the likelihood of an “ownership change,” we currently believe that an “ownership change” has not occurred. If such an ownership change has occurred or occurs in the future, we may not be able to use all of our net operating losses and other tax assets to offset taxable income, thus paying higher income taxes which would negatively impact our financial condition and results of operations.

The Company’s disclosure controls and procedures and internal controls may not prevent or detect all errors or acts of fraud.

The Company’s disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by the Company in reports it files or submits under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or omission. Additionally, controls can be circumvented by individual acts, by collusion by two or more people and/or by override of the established controls. Accordingly, because of the inherent limitations in the Company’s control systems and in human nature, misstatements due to error or fraud may occur and not be detected.

The Company’s information systems may experience an interruption in service or breach in security.

The Company relies heavily on communications and information systems to conduct the Company’s business. Any failure, interruption or breach of security of these systems could result in failures or disruptions in the Company’s customer relationship management, transaction processing systems and various accounting and data management systems. While it has policies and procedures designed to prevent and/or limit the effect of any failure, interruption or security breach of the Company’s communication and information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur, or, if they do occur, they will be adequately addressed on a timely basis. The occurrence of failures, interruptions or security breaches of the Company’s communication and information systems could damage the Company’s reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on its financial condition and results of operations.

The Company continually encounters technological change.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. The Company’s future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in the Company’s operations. Many of the Company’s competitors have substantially greater resources to invest in technological improvements. The Company may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on the Company’s business and, in turn, the Company’s financial condition and results of operations.

The Company’s operations rely on certain external vendors.

The Company is reliant upon certain external vendors to provide products and services necessary to maintain day-to-day operations of the Company. Accordingly, the Company’s operations are exposed to risk that these vendors will not perform in accordance with the contracted arrangements under service level agreements. The Company maintains a system of comprehensive policies and a control framework designed to monitor vendor risks including, among other things, (i) changes in the vendor’s organizational structure, (ii) changes in the vendor’s financial condition, (iii) changes in the vendor’s support for existing products and services and (iv) changes in the vendor’s strategic focus. While the Company believes these policies and procedures help to mitigate risk, the failure of an external vendor to perform in accordance with the contracted arrangements under service level agreements could be disruptive to the Company’s operations, which could have a material adverse impact on the Company’s business and, in turn, the Company’s financial condition and results of operations.

The Company is subject to environmental liability risk associated with lending activities.

A significant portion of the Company’s loan portfolio is secured by real property. During the ordinary course of business, the Company may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, the Company may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require the Company to incur substantial expenses and may materially reduce the affected property’s value or limit the Company’s ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase the Company’s exposure to environmental liability. Although the Company has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on the Company’s financial condition and results of operations.

Severe weather, natural disasters, acts of war or terrorism and other external events could significantly impact the Company’s business.

Severe weather, natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on the Company’s ability to conduct business. In addition, such events could affect the stability of the Company’s deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause the Company to incur additional expenses. The occurrence of any such event in the future could have a material adverse effect on the Company’s business, which, in turn, could have a material adverse effect on the Company’s business, financial condition and results of operations.

Changes in accounting standards and management’s selection of accounting methods, including assumptions and estimates, could materially impact our financial statements.

From time to time the SEC and the Financial Accounting Standards Board change the financial accounting and reporting standards that govern the preparation of the Company’s financial statements. These changes can be hard to predict and can materially impact how the Company records and reports its financial condition and results of operations. In some cases, the Company could be required to apply a new or revised standard retroactively, resulting in changes to previously reported financial results, or a cumulative charge to retained earnings. In addition, management is required to use certain assumptions and estimates in preparing our financial statements, including determining the fair value of certain assets and liabilities, among other items. If the assumptions or estimates are incorrect, the Company may experience unexpected material consequences.

Liquidity needs could adversely affect our results of operations and financial condition.

We rely on dividends from the Bank as our primary source of additional liquidity, and the payment of dividends by the Bank to us is restricted by applicable state and federal law. The primary sources of funds of the Bank are client deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and international instability. Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, regulatory capital requirements, returns available to clients on alternative investments and general economic conditions. Accordingly, we may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include Federal Home Loan Bank advances, sales of securities and loans, and federal funds lines of credit from correspondent banks, as well as out-of-market time deposits. While we believe that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands.

We have goodwill that may become impaired, and thus result in a charge against earnings.

We are required by U.S. GAAP to test goodwill for impairment at least annually. Testing for impairment of goodwill involves the identification of reporting units and the estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions used. As of March 31, 2014, we had $16.0 million of goodwill related to branch acquisitions in 2003 and 2008. To date, we have not recorded any impairment charges on our goodwill, however there is no guarantee that we may not be forced to recognize impairment charges in the future as operating and economic conditions change.

Other-than-temporary impairment could reduce our earnings.

We may be required to record other-than-temporary impairment charges on our investment securities if they suffer a decline in value that is considered other-than-temporary. Numerous factors, including lack of liquidity for re-sales of certain investment securities, absence of reliable pricing information for certain investment securities, adverse changes in business climate, adverse actions by regulators, or unanticipated changes in the competitive environment could have a negative effect on our securities portfolio in future periods. An other-than-temporary impairment charge could have a material adverse effect on our results of operations and financial condition.

We may be parties to certain legal proceedings that may impact our earnings.

We face significant legal risks in our businesses, and the volume of claims and amount of damages and penalties claimed in litigation and regulatory proceedings against financial institutions remain high. Substantial legal liability or significant regulatory action against us could have material adverse financial impact or cause significant reputational risk to us, which in turn could seriously harm our business prospects.

Our common stock trading volume may not provide adequate liquidity for investors.

Although shares of the Company’s common stock are listed on the NASDAQ Global Select Market, the average daily trading volume in the common stock is less than that of many other financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of willing buyers and sellers of the common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which the Company has no control. Given the daily average trading volume of the Company’s common stock, significant sales of the common stock in a brief period of time, or the expectation of these sales, could cause a decline in the price of the Company’s common stock.

Our common stock, Series A Preferred Stock and Series B Preferred Stock are not insured deposits.

The Company’s common stock, Series A Preferred Stock and Series B Preferred Stock are not bank deposits and, therefore, losses in their value are not insured by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in the Company’s common stock, Series A Preferred Stock or Series B Preferred Stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus and in the documents incorporated herein by reference, and is subject to the same market forces and investment risks that affect the price of capital stock in any other company, including the possible loss of some or all principal invested.

Significant sales of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock.

The sale of substantial amounts of our common stock could adversely affect the price of these securities. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, could cause the market price of our common stock to remain low for a substantial amount of time. Under the Securities Purchase Agreements, we are obligated to file the registration statement of which this prospectus is a part with the SEC covering the resale of the 4,649,919 shares of common stock and 5,240,192 shares of Series B Preferred Stock issued in the Private Placements, as well as the 5,240,192 shares of common stock issuable upon conversion of the Series B Preferred Stock. In addition, pursuant to the Rights Offering, we issued 1,098,897 shares of common stock.

We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market for our shares would be adversely affected. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional capital.

Our capital needs could dilute your investment or otherwise affect your rights as a shareholder. If we did not generate sufficient capital from the Rights Offering and the Private Placements, we may try to raise additional capital and can give no assurance as to what the cost of that capital may be.

We may seek to raise additional capital through additional offerings of our common stock, preferred stock, securities convertible into common stock, or rights to acquire such securities or our common stock. The issuance of any additional shares of common stock or convertible securities in a subsequent offering could be substantially dilutive to shareholders of our common stock. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us. Holders of our shares of common stock have no preemptive rights as a matter of law that entitle them to purchase their pro-rata share of any offering or shares of any class or series. The market price of our common stock could decline as a result of additional sales of shares of our common stock or the perception that such sales could occur.

New investors also may have rights, preferences, and privileges that are senior to, and that could adversely affect, our then current shareholders. For example, preferred stock would be senior to shares of our common stock.

We cannot predict or estimate the amount, timing, or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings diluting their stock holdings, adversely affecting their rights as shareholders, and/or reducing the market price of our common stock.

We have broad discretion in the use of the net proceeds from the Rights Offering and the Private Placements and may not use them effectively.

Our management has broad discretion in the application of the net proceeds from the Rights Offering and the Private Placements, and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from the Rights Offering and the Private Placements, their ultimate use may vary substantially from their currently intended use. Our management might not apply the net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from the Rights Offering and the Private Placements to strengthen our balance sheet, so that we can pursue the following business strategies: (a) the accelerated resolution and disposition of assets adversely classified by the Company (consisting of other real estate owned and classified loans), (b) the optimization of our balance sheet, building on our successful prepayment of FHLB advances, and (c) the eventual repurchase of our Series A Preferred Stock and warrants that we issued to Treasury through its Capital Purchase Program, subject to the approval of state and federal banking regulators, and for working capital and other general corporate purposes. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from the Rights Offering and the Private Placements in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders. If we do not invest or apply the net proceeds from the Rights Offering and the Private Placements in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Risks Related to the Common Stock and the Series B Preferred Stock

The market for our common stock historically has experienced, and may continue to experience, significant price and volume fluctuations.

The market for our common stock historically has experienced significant price and volume fluctuations greater than those experienced by the broader stock market in recent years. The market for our common stock may continue to fluctuate in the future in response to a variety of factors, including:

•	quarter-to-quarter variations in operating results,

•	material announcements by us or our competitors,

•	governmental regulatory action,

•	negative or positive publicity involving us or the banking industry generally,

•	general economic downturns, or

•	other events or factors, many of which are beyond our control.

In addition, the stock market has historically experienced significant price and volume fluctuations, which have particularly affected the market prices of many financial services companies and which have, in certain cases, not had a strong correlation to the operating performance of these companies. Stock markets experienced unprecedented volatility in connection with the recent credit crisis. General economic conditions, such as recession or interest rate fluctuations, could negatively affect the market price of our common stock in the future. In addition, our operating results in future quarters may be below the expectations of securities analysts and investors. If that were to occur, the price of our common stock would likely decline, perhaps substantially.

When you purchase shares of Series B Preferred Stock, you may not be able to determine whether the transaction will cause the Series B Preferred Stock to convert into common stock and may have no ability to affect or prevent the conversion.

Each share of Series B Preferred Stock is convertible into one share of common stock, subject to adjustment as set forth in the Articles of Incorporation, (i) automatically in the hands of a transferee immediately upon the consummation of a Permitted Transfer (defined below) or (ii) if the Board of Directors acting in its sole and absolute discretion has approved the conversion and the conversion would not result in the holder of the shares beneficially owning, together with its affiliates more than 4.9% (or, in the case of Castle Creek and its affiliates and GCP Capital and its affiliates only, 9.9%) of the outstanding shares of the Company’s common stock. A “Permitted Transfer” is either (i) a widespread public distribution, including pursuant to Rule 144 of the Securities Act, (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of capital stock of the Company that is then entitled to vote generally in the election of directors of the Company (“Voting Securities”) or (iii) a transfer to a transferee that would control more than 50% of the Voting Securities without any transfer from the transferee.

Whether or not a transaction in which you purchase shares of Series B Preferred Stock will be a “Permitted Transfer” and cause the Series B Preferred Stock to convert is largely dependent on the Selling Securityholder’s actions and the number of other purchasers. Accordingly, when you purchase shares of Series B Preferred Stock, you may not be able to determine whether the transaction will cause the Series B Preferred Stock to convert into common stock and may have no ability to prevent the conversion. If the transaction in which you purchase shares of Series B Preferred Stock causes the conversion of the Series B Preferred Stock, you will receive shares of common stock rather than Series B Preferred Stock.

It is unlikely that an active trading market for the Series B Preferred Stock will develop.

The Series B Preferred Stock will not be a liquid investment because no public trading market currently exists for such security and it is unlikely that a market will develop. Potential purchasers of the Series B Preferred Stock should consider carefully the limited liquidity of such investment before purchasing any shares of the Series B Preferred Stock. We are not obligated, and do not intend, to apply for the listing of the Series B Preferred Stock on any securities exchange. Even if a trading market for the Series B Preferred Stock were to develop, it may not continue, and a purchaser of such securities may not be able to sell such securities at or above the price at which they were purchased.

Our common stock and Series B Preferred Stock are equity securities and therefore are subordinate to our indebtedness, as well as to our preferred stock.

Our common stock and Series B Preferred Stock are equity interests and do not constitute indebtedness of the Company. Consequently, our common stock and Series B Preferred Stock rank junior to all current and future indebtedness of the Company and other non-equity claims against us with respect to assets available to satisfy claims against us, including in the event of our liquidation or dissolution. We may, and the Bank and our other subsidiaries may also, incur additional indebtedness from time to time and may increase our aggregate level of outstanding indebtedness.

Further, holders of our common stock and Series B Preferred Stock are subject to the prior dividend and liquidation rights of any holders of our Senior Stock that may be outstanding from time to time, including our Series A Preferred Stock. Our Board of Directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of our shareholders. If we issue preferred shares in the future that have a preference over our common stock and Series B Preferred Stock with respect to the payment of dividends or distributions upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of our common stock, then the rights of holders of our common stock and Series B Preferred Stock could be adversely affected. Further, the market price of our Common stock and, to the extent a trading market exists, the market price of our Series B Preferred Stock could be adversely affected.

Virginia law could deter or prevent takeover attempts by a potential purchaser of our common stock that would be willing to pay you a premium for your shares of our common stock.

The Virginia Stock Corporation Act contains provisions designed to protect Virginia corporations and employees from the adverse effects of hostile corporate takeovers. These provisions reduce the possibility that a third party could effect a change in control without the support of our incumbent directors. These provisions may also strengthen the position of current management by restricting the ability of shareholders to change the composition of the Board, to affect its policies generally, and to benefit from actions that are opposed by the current Board.

SUMMARY OF THE UNDERLYING TRANSACTIONS

On March 26, 2013, the Company entered into the Securities Purchase Agreements with Castle Creek, GCP Capital and certain other institutional investors (collectively, the “Investors”), pursuant to which the Investors agreed to invest in the Private Placements an aggregate of $45.0 million in the Company for (i) for 4,649,919 newly issued shares of the Company’s common stock and (ii) 5,240,192 shares of Series B Preferred Stock, each at a purchase price of $4.55 per share. The Private Placements closed on June 12, 2013.

Pursuant to the Securities Purchase Agreements, the Company agreed to file with the SEC, within fifteen days following the closing of the Private Placements, the registration statement covering the resale of the Securities of which this prospectus is a part. The Company will be required to make certain payments under the Securities Purchase Agreements to the Investors in certain circumstances if the registration statement is not (i) declared effective by the SEC within specific time periods or (ii) available (with certain exceptions) for use after having been declared effective.

USE OF PROCEEDS

All Securities sold pursuant to this prospectus will be sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.

We received gross proceeds of $45.0 million from the initial sale of the Securities to the Selling Securityholders in the Private Placements on June 12, 2013. The Company intends to use the proceeds from the Private Placements for general corporate purposes, including, without limitation, the strengthening of its balance sheet, the accelerated resolution and disposition of assets adversely classified by the Company (consisting of other real estate owned and classified loans) and the optimization of its balance sheet, building on its successful prepayment of FHLB advances, with an ultimate goal of repurchasing its Series A Preferred Stock and warrants issued to the U.S. Treasury through the Troubled Asset Relief Program, subject to the approval of state and federal banking regulators.

DIVIDEND POLICY

EVBS is a legal entity that is separate and distinct from the Bank, and the ability of EVBS to pay dividends depends upon the amount of dividends declared by the Bank, if any. In addition, the ability of EVBS to pay dividends is subject to various laws and regulations, including limits on the sources of dividends and requirements to maintain capital at or above regulatory minimums. Regulatory restrictions also exist with respect to the Bank’s ability to pay dividends. Banking regulators have indicated that Virginia banking organizations should generally pay dividends only (i) from net undivided profits of the bank, after providing for all expenses, losses, interest and taxes accrued or due by the bank, and (ii) if the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition. In addition, the Federal Deposit Insurance Act prohibits insured depository institutions such as the Bank from making capital distributions, including paying dividends, if after making such distribution the institution would become undercapitalized as defined in the statute.

EVBS historically paid quarterly dividends before suspending dividend payments on its common stock in the first quarter of 2011. There is no assurance that EVBS will resume paying cash common or preferred dividends. As of March 31, 2014, the Company had deferred twelve quarterly interest payments and accumulated $1.1 million in interest on the Junior Subordinated Debentures relating to its trust preferred securities issued in September 2003. Until all accrued and unpaid interest on the Junior Subordinated Debentures is paid, the Company may not pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock, including its common stock and Series B Preferred Stock. Even if EVBS resumes paying dividends, future payment of cash dividends on our common stock and Series B Preferred Stock, if any, will be subject to the prior payment of all unpaid dividends and deferred distributions on the Company’s Series A Preferred Stock currently held by the Treasury. As of March 31, 2014, EVBS had accumulated $4.1 million for dividends on the Series A Preferred Stock.

All dividends are declared and paid at the discretion of our Board of Directors and are dependent upon our liquidity, financial condition, results of operations, capital requirements, applicable regulatory restrictions and such other factors as our Board of Directors may deem relevant.

DESCRIPTION OF THE CAPITAL STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to our Articles of Incorporation, Bylaws and the provisions of applicable law. Copies of our Articles of Incorporation and Bylaws have been filed with the SEC and are incorporated by reference into this prospectus.

General

Our authorized capital stock currently consists of 50,000,000 shares of common stock, $2 par value per share, and 10,000,000 shares of preferred stock, $2 par value per share.

As of April 29, 2014, 11,862,367 shares of common stock, 24,000 shares of Series A Preferred Stock and 5,240,192 shares of Series B Preferred Stock were issued and outstanding.

Common Stock

Set forth below is a summary of the rights of the holders of the common stock. As described below, the rights of the holders of the common stock are subject to the rights, preferences and privileges of the holders of the Series A Preferred Stock, the Series B Preferred Stock and any shares of preferred stock that the Company may issue in the future.

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of common stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the common shares voted in the election of directors can elect all of the directors then standing for election subject to the rights of preferred stock, if and when issued.

Subject to the preference in dividend rights of any series of preferred stock that may be outstanding, holders of common stock are entitled to receive dividends when and as declared by the Board of Directors from funds legally available therefor. In addition, the ability of the Company to pay dividends is subject to various laws and regulations, including limits on the sources of dividends and requirements to maintain capital at or above regulatory minimums. For further information about limitations on and factors affecting the payment of dividends, see “Dividend Policy.”

All outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Subject to the preference in liquidation rights of any series of preferred stock that may be outstanding, holders of common stock are entitled to receive the net assets of the Company upon dissolution.

Preferred Stock

Blank Check Preferred Stock

Our Board of Directors has the authority, by adopting resolutions, to issue up to 10,000,000 shares of preferred stock in one or more series, with the designations and preferences for each series set forth in the adopting resolutions, without shareholder approval. Our Articles of Incorporation authorizes our Board of Directors to determine, among other things, the rights, preferences and limitations pertaining to each series of preferred stock.

Series A Preferred Stock

The rights, privileges and preferences of the Series A Preferred Stock are set forth in Paragraph E of Article II of the Company’s Articles of Incorporation. Set forth below is a summary of the material rights, preferences and privileges of the Series A Preferred Stock. The summary is not intended to be complete and is qualified in its entirety by reference to the Company’s Articles of Incorporation, which are filed as exhibits 3.1, 3.2 and 3.3 to the registration statement of which this prospectus forms a part. You are urged to read the Articles of Incorporation in their entirety. Although the Company believes this summary covers the material terms and provisions of the Series A Preferred Stock set forth in the Articles of Incorporation, it may not contain all of the information that is important to you.

General. The Series A Preferred Stock is a series of fixed rate cumulative perpetual preferred stock, consisting of 24,000 shares, par value $2.00 per share. The Series A Preferred Stock has a liquidation preference amount of $1,000 per share and has no maturity date.

Dividend Rate. Dividends on the Series A Preferred Stock are payable quarterly in arrears, if, as and when declared by the Board of Directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 5% per annum from January 6, 2009 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. The Company has deferred dividends on the Series A Preferred Stock since February 15, 2011. As of March 31, 2014, the Company had accumulated $4.1 million in dividends on the Series A Preferred Stock. For further information about limitations on and factors affecting the payment of dividends, see “Dividend Policy.”

Each dividend is payable to holders of record as they appear on the Company’s stock register on the applicable record date, which is the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by the Board of Directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Series A Preferred Stock) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Dividends on the Series A Preferred Stock are cumulative. If for any reason the Board of Directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the Board of Directors declares less than a full dividend, the Company will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

The Company is not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Series A Preferred Stock.

Dividend Priority. So long as any shares of the Series A Preferred Stock remain outstanding, the Company may not declare or pay a dividend or other distribution on the common stock or any other shares of Junior Stock (as defined below) (other than dividends payable solely in common stock) or Parity Stock (as defined below) (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and the Company generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.

“Junior Stock” means the common stock and any other class or series of the Company’s stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. The Company currently has no outstanding class or series of stock constituting Junior Stock other than our common stock. The Series B Preferred Stock constitutes Junior Stock.

“Parity Stock” means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. The Company currently has no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Series A Preferred Stock will be entitled to receive for each share of the Series A Preferred Stock, out of the assets of the Company or proceeds available for distribution to the Company’s shareholders, subject to any rights of the Company’s creditors, before any distribution of assets or proceeds is made to or set aside for the holders of the common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of the Company with another entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of the Company’s assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemptions and Repurchases. The terms of the Series A Preferred Stock provide that the Company may redeem the Series A Preferred Stock, at any time, in whole or in part, at the Company’s option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per share of Series A Preferred Stock plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date.

To exercise the redemption right described above, the Company must give notice of the redemption to the holders of record of the Series A Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Series A Preferred Stock must state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as the Board of Directors determines to be fair and equitable.

Shares of Series A Preferred Stock that the Company redeems, repurchases or otherwise acquires will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Preferred Shares.

No Conversion Rights. Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights. The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Virginia law.

If the Company does not pay dividends on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock (as defined below) outstanding at the time, voting together as a single class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by the Company in the payment of dividends on the Series A Preferred Stock. There is no limit on the number of nominations and a plurality of eligible votes would determine the election of the two new directors.

No person may be elected as a Preferred Director who would cause the Company to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding Series A Preferred Stock voting separately as a class, together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter. The Company currently has no outstanding class or series of stock constituting Parity Stock.

Because dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the holders of the Series A Preferred Stock have the right, voting as a class, to elect two directors to the Company’s Board at the next annual meeting (or at a special meeting called for that purpose) and at every subsequent annual meeting until all owed and unpaid dividends on the preferred stock have been paid.

In addition to any other vote or consent required by Virginia law or by the Company’s Articles of Incorporation, the vote or consent of the holders of at least 66-2/3% of the outstanding Series A Preferred Stock, voting as a separate class, is required in order to do the following:

•

amend or alter the Company’s Articles of Incorporation or the Articles of Amendment for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of the Company’s capital stock ranking senior to the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

amend, alter or repeal any provision of the Company’s Articles of Incorporation or the Articles of Amendment for the Series A Preferred Stock in a manner that adversely affects the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•

consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Company with another entity, unless (i) the Series A Preferred Stock remains outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of the Company’s authorized shares of preferred stock, including authorized Series A Preferred Stock necessary to satisfy preemptive or similar rights granted by us to other persons prior to the date of the issuance of the Series A Preferred Stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.

To the extent holders of the Series A Preferred Stock are entitled to vote, holders of Series A Preferred Stock will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series A Preferred Stock would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed by the Company or called for redemption upon proper notice and sufficient funds have been set aside by the Company for the benefit of the holders of Series A Preferred Stock to effect the redemption.

The foregoing description of the Series A Preferred Stock is qualified in its entirety by reference to the Articles of Amendment to our Articles of Incorporation designating such series, which have been filed with the Securities and Exchange Commission and are incorporated by reference into this prospectus.

Series B Preferred Stock.

The rights, privileges and preferences of the Series B Preferred Stock are set forth in Paragraph F of Article II of the Company’s Articles of Incorporation. Set forth below is a summary of the material rights, preferences and privileges of the Series B Preferred Stock. The summary is not intended to be complete and is qualified in its entirety by reference to the Company’s Articles of Incorporation, which are filed as exhibits 3.1, 3.2 and 3.3 to the registration statement of which this prospectus forms a part. You are urged to read the Articles of Incorporation in their entirety. Although the Company believes this summary covers the material terms and provisions of the Series B Preferred Stock set forth in the Articles of Incorporation, it may not contain all of the information that is important to you.

General. The Series B Preferred Stock is a series of non-voting mandatorily convertible non-cumulative preferred stock, par value $2.00 per share. The Series B Preferred Stock has no maturity date. The Articles of Incorporation authorize the Company to issue up to 5,250,000 shares of Series B Preferred Stock, of which 5,240,192 shares have been issued pursuant to the Securities Purchase Agreements.

Dividends. Holders of Series B Preferred Stock are entitled to receive dividends if, as and when declared by the Company’s Board of Directors, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of the Company’s common stock that such shares of Series B Preferred Stock would be convertible into upon satisfaction of the Conversion Conditions (as defined below). The Company will not pay any dividends with respect to its common stock unless an equivalent dividend also is paid to the holders of the Series B Preferred Stock.

The Series B Preferred Stock will rank junior with regard to dividends to any class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank senior to the common stock or the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company (“Senior Stock”), including the Series A Preferred Stock.

For further information about limitations on and factors affecting the payment of dividends, see “Dividend Policy.”

Conversion Rights. Each share of Series B Preferred Stock is convertible into one share of the Company’s common stock, subject to adjustment as set forth in the Articles of Incorporation, (i) automatically in the hands of a transferee immediately upon the consummation of a Permitted Transfer (defined below) or (ii) if the Board of Directors acting in its sole and absolute discretion has approved the conversion and the conversion would not result in the holder of the shares beneficially owning, together with its affiliates more than 4.9% (or, in the case of Castle Creek and its affiliates and GCP Capital and its affiliates only, 9.9%) of the outstanding shares of the Company’s common stock. A “Permitted Transfer” is either (i) a widespread public distribution, including pursuant to Rule 144 of the Securities Act of 1933, as amended, (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of capital stock of the Company that is then entitled to vote generally in the election of directors of the Company (“Voting Securities”) or (iii) a transfer to a transferee that would control more than 50% of the Voting Securities without any transfer from the transferee.

Whether or not a transaction in which you purchase shares of Series B Preferred Stock will be a “Permitted Transfer” and cause the Series B Preferred Stock to convert is largely dependent on the Selling Securityholder’s actions and the number of other purchasers. Accordingly, when you purchase shares of Series B Preferred Stock, you may not be able to determine whether the transaction will cause the Series B Preferred Stock to convert into common stock and may have no ability to prevent the conversion. If the transaction in which you purchase shares of Series B Preferred Stock causes the conversion of the Series B Preferred Stock, you will receive shares of common stock rather than Series B Preferred Stock.

Liquidation Rights. The Series B Preferred Stock ranks, as to distribution of assets upon dissolution, liquidation or winding up of the Company: (i) junior to the Series A Preferred Stock, and all future issuances of classes or series of Senior Stock; and (ii) equal to our common stock.

Voting Rights. The holders of the Series B Preferred Stock will not have voting rights other than those described below, except to the extent specifically required by Virginia law. Under the Articles of Incorporation, we must receive the approval of the holders representing a majority of the number of shares of common stock into which the Series B Preferred Stock is convertible, voting as a separate class, to (i) increase the authorized number of shares of Series B Preferred Stock; (ii) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with, or significantly and adversely affect, the powers, rights or preferences of the Series B Preferred Stock; (iii) amend the Articles of Incorporation or Bylaws of the Company, if such amendment would significantly and adversely alter, change or affect the powers, preferences or rights of the holders of Series B Preferred Stock; or (iv) amend or waive any provision of Article II, Paragraph F of the Articles of Incorporation.

Preemptive Rights. The Series B Preferred Stock does not entitle the holders thereof to any preemptive rights.

PLAN OF DISTRIBUTION

We are registering the Securities issued to the Selling Securityholders to permit the resale of these Securities by the Selling Securityholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the Securities. We will bear all fees and expenses incident to our obligation to register the Securities.

The Selling Securityholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. Each Selling Securityholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of Securities to be made directly or through agents. The Securities may be sold on any national securities exchange, trading facility or quotation service on which the Securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges, facilities or systems or in the over the-counter market and in one or more transactions at fixed or negotiated prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Securityholders may use any one or more of the following methods when selling Securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such Securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

We cannot assure you that any such Selling Securityholder will not transfer, devise or gift the common stock by other means not described in this prospectus. The Selling Securityholders also may resell all or a portion of the Securities in reliance upon Rule 144 or Rule 144A under the Securities Act or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions. The Securities covered by this prospectus may also be sold to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. If the Selling Securityholders effect such transactions by selling Securities to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal.

In connection with sales of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging in positions they assume. The Selling Securityholders may also sell Securities short and if such short sale shall take place after the date that the registration statement, of which this prospectus forms a part, is declared effective by the SEC, the Selling Securityholders may deliver Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge Securities to broker-dealers or other financial institutions that in turn may sell such shares, to the extent permitted by applicable law. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the Securities in other circumstances. If any of the Securities offered for resale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, the subsequent holders could not use this prospectus until a post-effective amendment to the registration statement of which this prospectus is a part or a prospectus supplement is filed naming such holders.

Any broker-dealer or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell Securities offered under this prospectus unless and until we set forth the names of the underwriters and the material terms of their underwriting arrangements, including compensation arrangements, in a post-effective amendment to the registration statement of which this prospectus is a part or a prospectus supplement.

Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and such shares are in compliance with the exemption.

There can be no assurance that any Selling Securityholder will sell any or all of the Securities registered pursuant to the registration statement of which this prospectus forms a part.

Each Selling Securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We will pay all expenses of the registration of the Securities pursuant to the Securities Purchase Agreements, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws and certain legal fees of the Selling Securityholders; provided, that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any, and certain related legal expenses incurred by them. We have agreed to indemnify the Selling Securityholders against certain liabilities, including some liabilities under the Securities Act, or the Selling Securityholders may be entitled to contribution, in accordance with the registration rights provisions of the Securities Purchase Agreements. The Selling Securityholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, that arise from written information furnished to us by the Selling Securityholders expressly for use in this prospectus, or we may be entitled to contribution from the Selling Securityholders, individually and not jointly, in accordance with the registration rights provisions of the Securities Purchase Agreements.

SELLING SECURITYHOLDERS

When we refer to the “Selling Securityholders” in this prospectus we mean the persons listed in the table below. The Selling Securityholders may from time to time offer and sell any or all of the Securities set forth below pursuant to this prospectus. We do not know when or in what amounts the Selling Securityholders may offer Securities for sale. It is possible that the Selling Securityholders will not sell any or all of the shares offered under this prospectus.

The Selling Securityholders acquired the Securities covered by this prospectus in the Private Placements pursuant to the Securities Purchase Agreements, as described in “Summary of the Underlying Transactions.” The Selling Securityholders may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the Securities in any type of transaction as more fully described in “Plan of Distribution.”

Except as set forth below under “-Board Representation and Board Observer Rights of Certain Selling Securityholders” and other than with respect to acquisition of the Securities from us, none of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with us.

Board Representation and Board Observer Rights of Certain Selling Securityholders

Pursuant to the terms of the Securities Purchase Agreement between the Company and Castle Creek Capital Partners IV, LP (“Castle Creek”), and subject to satisfaction of all legal and governance requirements regarding service as a director and to the approval of the Company’s Nominating and Corporate Governance Committee, Castle Creek is entitled to designate one person (the “Board Representative”) for election to the Board of Directors of the Company and the Board of Directors of the Bank, for so long as Castle Creek and its affiliates beneficially own at least 5% of the outstanding shares of common stock (provided that, in making such calculation, (i) the shares of common stock issuable upon the conversion of Castle Creek’s shares of Series B Preferred Stock will be included in the numerator and the denominator, (ii) all such shares owned by or attributed to other investors who purchased such shares on the closing date of the Private Placements will be included in the denominator and (iii) all securities issued by the Company after the closing date of the Private Placements (other than in connection with an issuance in which Castle Creek was offered the right to purchase its pro rata portion of such securities) will be excluded from the denominator) (the “Qualifying Ownership Interest”). At the option of the Board Representative, the Board of Directors of the Company will cause the Board Representative to be appointed to the Compensation Committee of the Board of Directors of the Company, and any equivalent committee of the Board of Directors of the Bank, so long as the Board Representative qualifies to serve on such committees under the Company’s or the Bank’s committee charters currently in effect, as applicable, and applicable rules of any exchange on which the Common Stock is then listed, and such service is consistent with the passivity commitments that Castle Creek has provided to the Federal Reserve and would not result in Castle Creek being deemed in control of the Company for purposes of the Bank Holding Company Act of 1956, as amended. The Securities Purchase Agreement also provides that for so long as Castle Creek and its affiliates in the aggregate own a Qualifying Ownership Interest, and do not have a Board Representative currently serving on the Board of Directors of the Company and the Board of Directors of the Bank, the Company will, subject to applicable law, invite a person designated by Castle Creek and reasonably acceptable to the Company to attend meetings of the Board of Directors of the Company and the Board of Directors of the Bank in a nonvoting observer capacity (a “Board Observer”). Pursuant to these provisions, Tony Scavuzzo has been appointed as a Board Observer to the Board of Directors of the Company and the Board of Directors of the Bank.

Pursuant to the terms of the Securities Purchase Agreement between the Company and GCP III EVB LLC (“GCP Capital”), GCP Capital is entitled to board representation and board observer rights on the same terms as described in the immediately preceding paragraph. Pursuant to these provisions, Boris Gutin has been elected to the Board of Directors of the Company and the Board of Directors of the Bank.

Securities Covered by this Prospectus Held by Selling Securityholders

The below table sets forth a list of the Selling Securityholders and their ownership of Securities to be offered pursuant to this prospectus. We do not know when or in what amounts the Selling Securityholders may offer Securities for sale. It is possible that the Selling Securityholders will not sell any or all of the Securities offered under this prospectus. Because the Selling Securityholders may offer all, some or none of the Securities pursuant to this prospectus, we cannot estimate the number of Securities that will be held by the Selling Securityholders after completion of the offering. For purposes of the table below, we have assumed that Selling Securityholders would sell all of the Securities held by them and therefore would hold no Securities following the offering and hold zero percentage of the Securities following the offering, other than shares of Common Stock that certain Selling Securityholders informed us they acquired independently of the Private Placements and are not including for resale in this offering. Each Selling Securityholder has requested that their full allotment of Securities in the Private Placements be registered for resale in this offering.

Information with respect to beneficial ownership has been furnished by each Selling Securityholder. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock and Series B Preferred Stock shown as beneficially owned by them. Unless otherwise indicated, based on the information supplied to us by or on behalf of the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

	Common Stock				Series B Preferred Stock
Name of Selling Securityholder	Number of Shares Beneficially Owned Prior to Offering[1]	Percentage Beneficial Ownership Prior to Offering[2]	Number of Shares Offered Hereby[3]	Percentage Beneficial Ownership After the Offering[2,3]	Number of Shares Beneficially Owned Prior to Offering	Percentage Beneficial Ownership Prior to Offering[4]	Number of Shares Offered Hereby[5]	Percentage Beneficial Ownership After the Offering[4,5]
8267561 Canada, Inc.[6]	60,221	*	48,791	*	0	*	0	*
Banc Fund VII L.P.[7]	92,408	*	92,408	*	0	*	0	*
Banc Fund VIII L.P.[8]	314,185	2.6%	314,185	*	0	*	0	*
Bay Pond Investors USB, LLC[9]	272,655	2.3%	180,100	*	0	*	0	*
Bay Pond Partners, L.P.[10]	537,485	4.5%	265,300	2.3%	0	*	0	*
Bridge Equities III, LLC[11]	439,559	3.7%	439,559	*	0	*	0	*
Castle Creek Capital Partners IV, LP12	1,061,225	8.9%	5,109,895	*	4,048,670	77.3%	4,048,670	*
EJF Financial Opportunities Master Fund, LP13	90,331	*	73,187	*	0	*	0	*
EJF Financial Services Fund, LP14	351,288	3.0%	284,615	*	0	*	0	*
FJ Capital Long Short Equity Fund LLC[15]	43,957	*	43,957	*	0	*	0	*
GCP III EVB LLC[16]	1,061,225	8.9%	2,252,747	*	1,191,522	22.7%	1,191,522	*
Hot Creek Investors, L.P.[17]	219,780	1.9%	219,780	*	0	*	0	*
Ithan Creek Investors USB, LLC[18]	67,013	*	65,478	*	0	*	0	*
Ithan Creek Investors II USB, LLC[19]	9,100	*	9,100	*	0	*	0	*
John Hancock Financial Opportunities Fund (formerly, John Hancock Bank & Thrift Opportunity Fund)[20]	268,537	2.3%	163,587	*	0	*	0	*
John Hancock Regional Bank Fund[21]	264,358	2.2%	226,522	*	0	*	0	*
Wolf Creek Investors USB, LLC[22]	72,318	*	46,500	*	0	*	0	*
Wolf Creek Partners, L.P.[23]	54,400	*	54,400	*	0	*	0	*

*	Denotes less than 1% of beneficial ownership.

[1]

As of April 21, 2014; includes (i) shares of Securities acquired in the Private Placements and offered under this prospectus and (ii) shares of common stock, if any, beneficially owned and acquired otherwise than in the Private Placements.

[2]	Based on a total of 11,862,367 shares of common stock outstanding as of April 21, 2014.
[3]

Assumes that each Selling Securityholder (i) will sell all shares of common stock offered by it under this prospectus, including shares of common stock issuable upon conversion of the Series B Preferred Stock, and (ii) will not sell shares of common stock, if any, beneficially owned and acquired otherwise than in the Private Placements, which shares are not being offered under this prospectus.

[4]	Based on a total of 5,240,192 shares of Series B Preferred Stock outstanding as of April 21, 2014.
[5]	Assumes that each Selling Securityholder will sell all shares of Series B Preferred Stock offered by it under this prospectus.
[6]

EJF Capital LLC is the investment manager of 8267561 Canada, Inc. Emanual J. Friedman, Chief Executive Officer of EJF Capital LLC, is deemed to have voting and investment power over the Securities beneficially owned by 8267561 Canada, Inc.

[7]

Banc Fund VII L.P. is controlled by its general partner, MidBanc VII L.P. MidBanc VII L.P. is controlled by its general partner, The Banc Funds Company, L.L.C. The Banc Funds Company, L.L.C. is controlled by its member, Charles J. Moore. Charles J. Moore may be deemed to have voting and investment power over the Securities beneficially owned by Banc Fund VII L.P.

[8]

Banc Fund VIII L.P. is controlled by its general partner, MidBanc VIII L.P. MidBanc VIII L.P. is controlled by its general partner, The Banc Funds Company, L.L.C. The Banc Funds Company, L.L.C. is controlled by its member, Charles J. Moore. Charles J. Moore may be deemed to have voting and investment power over the Securities owned by Banc Fund VIII L.P.

[9]

Represents securities beneficially owned by Bay Pond Investors USB, LLC, consisting of (i) 180,100 shares of common stock acquired in the Private Placements and offered under this prospectus, (ii) 78,372 shares of common stock held by Bay Pond Investors (Bermuda) L.P. (the “Bay Pond Investors (Bermuda) Shares”) and (iii) 14,183 shares of common stock issued upon the exercise of subscription rights distributed with respect to the Bay Pond Investors (Bermuda) Shares in the Rights Offering. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and, in such capacity, may be deemed to have shared voting and dispositive power over shares held by its client accounts, including Bay Pond Investors USB, LLC. Bay Pond Investors USB, LLC has advised us that it is an affiliate of a registered broker-dealer, and has also represented that it acquired the Securities being offered under this prospectus in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Securities.

[10]

Represents securities beneficially owned by Bay Pond Partners, L.P., including (i) 265,300 shares of common stock acquired in the Private Placements and offered under this prospectus, (ii) 244,185 shares of common stock beneficially owned prior to the closing of the Private Placements and (iii) 28,000 shares of common stock issued upon the exercise of subscription rights distributed with respect to such 244,185 shares in the Rights Offering. Wellington is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and, in such capacity, may be deemed to have shared voting and dispositive power over shares held by its client accounts, including Bay Pond Partners, L.P. Bay Pond Partners, L.P. has advised us that it is an affiliate of a registered broker-dealer, and has also represented that it acquired the Securities being offered under this prospectus in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Securities.

[11]

FJ Capital Management LLC is the investment adviser of Bridge Equities III, LLC. Martin S. Friedman, the Managing Member of FJ Capital Management LLC, is deemed to have voting and investment power over the Securities beneficially owned by Bridge Equities III, LLC.

[12]

Castle Creek Capital IV LLC is the general partner of Castle Creek Capital Partners IV, LP. John Eggemeyer and William Ruh, Managing Members of Castle Creek Capital IV LLC, are deemed to have shared voting and investment power over the Securities beneficially owned by Castle Creek Capital Partners IV, LP. Castle Creek Capital Partners IV, LP has advised us that it is an affiliate of a registered broker-dealer, and has also represented that it acquired the Securities being offered under this prospectus in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Securities.

The number of shares of common stock being offered by Castle Creek Capital Partners IV, LP under this prospectus includes (i) shares of common stock issued in the Private Placements and (ii) shares of common stock to be issued upon the conversion of the shares of Series B Preferred Stock beneficially owned by Castle Creek Capital Partners IV, LP. As described in this prospectus, the Series B Preferred Stock may only convert into common stock upon a “Permitted Transfer” or if the Board of Directors of the Company, acting in its sole and absolute discretion, has approved the conversion and the conversion would not result in the holder of the shares beneficially owning, together with its affiliates, more than 4.9% (or, in the case of Castle Creek Capital Partners IV, LP and its affiliates and GCP III EVB LLC and its affiliates only, 9.9%) of the outstanding shares of the Company’s common stock. Accordingly, this number of shares of common stock being offered by Castle Creek Capital Partners IV, LP does not reflect the beneficial ownership of common stock of Castle Creek Capital Partners IV, LP.

[13]

EJF Financial Opportunities GP, LLC is the general partner of EJF Financial Opportunities Master Fund, LP. EJF Capital LLC is the sole member of EJF Financial Opportunities GP, LLC. Emanuel J. Friedman, the Chief Executive Officer of EJF Capital LLC, is deemed to have voting and investment power over the Securities beneficially owned by EJF Financial Opportunities Master Fund, LP.

[14]

EJF Financial Services GP, LLC is the general partner of EJF Financial Services Fund, LP. EJF Capital LLC is the sole member of EJF Financial Services GP, LLC. Emanuel J. Friedman, the Chief Executive Officer of EJF Capital LLC, is deemed to have voting and investment power over the Securities beneficially owned by EJF Financial Services Fund, LP.

[15]

FJ Capital Management LLC is the investment adviser of FJ Capital Long Short Equity Fund LLC. Martin S. Friedman, Managing Member of FJ Capital Management LLC, is deemed to have voting and investment power over the Securities beneficially owned by FJ Capital Long Short Equity Fund LLC.

[16]

GCP Managing Partner III GP, LLC is the general partner of GCP Managing Partner III, L.P., the manager of GCP III EVB LLC. The investment committee of GCP Managing Partner III GP, LLC is comprised of Robert H. Niehaus, Frank V. Pottow, Boris Gutin, Robert Deutsch and Cyrus Hormazdi, who are deemed to have shared voting and investment power over the Securities beneficially owned by GCP III EVB LLC. The address of GCP III EVB LLC is 600 Lexington Ave., 31st Floor, New York, NY 10022.

The number of shares of common stock being offered by GCP III EVB LLC under this prospectus includes (i) shares of common stock issued in the Private Placements and (ii) shares of common stock to be issued upon the conversion of the shares of Series B Preferred Stock beneficially owned by GCP III EVB LLC. As described in this prospectus, the Series B Preferred Stock may only convert into common stock upon a “Permitted Transfer” or if the Board of Directors of the Company, acting in its sole and absolute discretion, has approved the conversion and the conversion would not result in the holder of the shares beneficially owning, together with its affiliates, more than 4.9% (or, in the case of Castle Creek Capital Partners IV, LP and its affiliates and GCP III EVB LLC and its affiliates only, 9.9%) of the outstanding shares of the Company’s common stock. Accordingly, this number of shares of common stock being offered by GCP III EVB LLC does not reflect the beneficial ownership of common stock of GCP III EVB LLC.
[17]

Hot Creek Capital, L.L.C. is the sole general partner of Hot Creek Investors L.P. Darren R. Tymchyshyn, the managing member of Hot Creek Capital, L.L.C., is deemed to have voting and investment power over the Securities beneficially owned by Hot Creek Investors, L.P.

[18]

Represents securities beneficially owned by Ithan Creek Investors USB, LLC, consisting of (i) 65,478 shares of common stock acquired in the Private Placements and offered under this prospectus, (ii) 1,300 shares of common stock held by Ithan Creek Master Investors (Cayman) L.P. (the “Ithan Creek Master Investors (Cayman) Shares”) and (iii) 235 shares of common stock issued upon the exercise of subscription rights distributed with respect to the Ithan Creek Master Investors (Cayman) Shares in the Rights Offering. Wellington is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and, in such capacity, may be deemed to have shared voting and dispositive power over shares held by its client accounts, including Ithan Creek Investors USB, LLC. Ithan Creek Investors USB, LLC has advised us that it is an affiliate of a registered broker-dealer, and has also represented that it acquired the Securities being offered under this prospectus in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Securities.

[19]

Wellington is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and, in such capacity, may be deemed to have shared voting and dispositive power over shares held by its client accounts, including Ithan Creek Investors II USB, LLC. Ithan Creek Investors II USB, LLC has advised us that it is an affiliate of a registered broker-dealer, and has also represented that it acquired the Securities being offered under this prospectus in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Securities.

[20]

Represents securities beneficially owned by John Hancock Financial Opportunities Fund (formerly, John Hancock Bank & Thrift Opportunity Fund), consisting of (i) 163,587 shares of common stock acquired in the Private Placements and offered under this prospectus, (ii) 88,862 shares of common stock beneficially owned prior to the closing of the Private Placements and (iii) 16,088 shares of common stock issued upon the exercise of subscription rights distributed with respect to such 88,862 shares in the Rights Offering. Manulife Asset Management (US) LLC is the investment manager of John Hancock Financial Opportunities Fund. Lisa Welch and Susan Curry, portfolio managers of John Hancock Financial Opportunities Fund, are deemed to have shared voting and investment power over the Securities beneficially owned by John Hancock Financial Opportunities Fund. John Hancock Financial Opportunities Fund has advised us that it is an affiliate of a registered broker-dealer, and has also represented that it acquired the Securities being offered under this prospectus in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Securities.
[21]

Represents securities beneficially owned by John Hancock Regional Bank Fund, consisting of (i) 226,522 shares of common stock acquired in the Private Placements and offered under this prospectus, (ii) 32,036 shares of common stock beneficially owned prior to the closing of the Private Placements and (iii) 5,800 shares of common stock issued upon the exercise of subscription rights distributed with respect to such 32,036 shares in the Rights Offering. Manulife Asset Management (US) LLC is the investment manager of John Hancock Regional Bank Fund. Lisa Welch and Susan Curry, portfolio managers of John Hancock Regional Bank Fund, are deemed to have shared voting and investment power over the Securities beneficially owned by John Hancock Regional Bank Fund. John Hancock Regional Bank Fund has advised us that it is an affiliate of a registered broker-dealer, and has also represented that it acquired the Securities being offered under this prospectus in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Securities.

[22]

Represents securities beneficially owned by Wolf Creek Investors USB, LLC, consisting of (i) 46,500 shares of common stock acquired in the Private Placements and offered under this prospectus, (ii) 21,861 shares held by Wolf Creek Investors Bermuda L.P. (the “Wolf Creek Investors Bermuda Shares”) and (iii) 3,957 shares of common stock issued upon the exercise of subscription rights distributed with respect to the Wolf Creek Investors Bermuda Shares in the Rights Offering. Wellington is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and, in such capacity, may be deemed to have shared voting and dispositive power over shares held by its client accounts, including Wolf Creek Investors USB, LLC. Wolf Creek Investors USB, LLC has advised us that it is an affiliate of a registered broker-dealer, and has also represented that it acquired the Securities being offered under this prospectus in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Securities.

[23]

Wellington is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and, in such capacity, may be deemed to have shared voting and dispositive power over shares held by its client accounts, including Wolf Creek Partners, L.P. Wolf Creek Partners, L.P. has advised us that it is an affiliate of a registered broker-dealer, and has also represented that it acquired the Securities being offered under this prospectus in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Securities.

EXPERTS

Yount, Hyde & Barbour, P.C., independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Yount, Hyde & Barbour, P.C.’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the Securities offered in this prospectus have been passed upon for us by Troutman Sanders LLP.

Eastern Virginia Bankshares, Inc.

5,240,192 Shares of Series B Preferred Stock

9,890,111 Shares of Common Stock

(Including 5,240,192 Shares Underlying the Series B Preferred Stock)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by Eastern Virginia Bankshares, Inc. in connection with the sale and distribution of the securities being registered.

SEC registration fee	$6,787
*Accounting fees and expenses	15,000
*Legal fees and expenses	100,000
*Printing and engraving expenses	10,000
*Registrar fees and expenses	5,000
*Miscellaneous	10,213

*Total	$147,000

*	Estimated pursuant to Item 511 of Regulation S-K.

Item 14.	Indemnification of Directors and Officers.

The Amended and Restated Articles of Incorporation, as amended (the “Articles”) of Eastern Virginia Bankshares, Inc. (the “Company”) provide that the Company shall, to the full extent permitted by Virginia law (which includes the Virginia Stock Corporation Act (the “VSCA”)), indemnify against liability a director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The VSCA permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the director or officer was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. The Corporation is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

Under the VSCA, a Virginia corporation may not indemnify a director or officer for an adverse judgment in a proceeding by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for reasonable expenses.

The Articles also eliminate the personal liability of directors and officers to the Company or its shareholders for monetary damages to the full extent permitted by Virginia law.

In addition, the Articles of the Corporation provide that the Corporation shall advance expenses incurred by a director or officer in a proceeding, in advance of a final disposition of the proceeding, if:

•	the director or officer furnishes the Corporation a written statement of his good faith belief that he is entitled to indemnification pursuant to the Articles;

•

the director or officer furnishes the Corporation a written undertaking to repay the advance if it is ultimately determined that he did not meet the standard for indemnification provided in the Articles; and

•	a determination pursuant to Virginia law is made that the facts then known would not preclude indemnification under the Articles.

The indemnification provided by the Corporation’s Articles is not exclusive of any right to indemnification to which a director or officer may be entitled, including without limitation rights conferred by applicable law and any right under policies of insurance that may be purchased and maintained by the Corporation.

Item 15.	Recent Sales of Unregistered Securities.

On March 26, 2013, the Company entered into securities purchase agreements with affiliates of Castle Creek Capital Partners and GCP Capital Partners and certain other institutional investors. On June 12, 2013, upon the closing of the transactions contemplated by the securities purchase agreements, the Company issued an aggregate of (i) 4,649,919 shares of the Company’s common stock and (ii) 5,240,192 shares of the Company’s new series of non-voting mandatorily convertible non-cumulative preferred stock (the “Series B Preferred Stock”), each at a purchase price of $4.55 per share, for aggregate gross proceeds of $45.0 million in the following amounts to the following entities:

Registered Name	Number of Shares of Common Stock to be Issued	Number of Shares of Series B Preferred Stock to be Issued
Castle Creek Capital Partners IV, LP	1,061,225	4,048,670
GCP III EVB LLC	1,061,225	1,191,522
Other Institutional Investors	2,527,469	—
TOTAL NUMBER OF SHARES	4,649,919	5,240,192

The shares of the Company’s common stock and the Series B Preferred Stock were offered and sold in compliance with the exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, as promulgated by the Securities and Exchange Commission.

Item 16.	Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this post-effective amendment no. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Essex, Commonwealth of Virginia, on April 29, 2014 .

EASTERN VIRGINIA BANKSHARES, INC.

By:	/s/ Joe A. Shearin
Joe A. Shearin
President and Chief Executive Officer: (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of Eastern Virginia Bankshares, Inc. (“EVBS”) hereby severally constitute and appoint Joe A. Shearin, J. Adam Sothen, or either of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said attorney and agent may deem necessary or advisable to enable EVBS to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement on Form S-1, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto and other documents in connection herewith, including any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with the Securities and Exchange Commission; and we hereby approve, ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment no. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* W. Rand Cook	Chairman and Director	April 29, 2014

/s/ Joe A. Shearin Joe A. Shearin	President and Chief Executive Officer, Director (Principal Executive Officer)	April 29, 2014

/s/ J. Adam Sothen J. Adam Sothen	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 29, 2014

* F.L. Garrett, III	Vice Chairman and Director	April 29, 2014

* W. Gerald Cox	Director	April 29, 2014

* Michael E. Fiore	Director	April 29, 2014

/s/ Boris M. Gutin Boris M. Gutin	Director	April 29, 2014

* Ira C. Harris	Director	April 29, 2014

* Eric A. Johnson	Director	April 29, 2014

* W. Leslie Kilduff, Jr.	Director	April 29, 2014

* William L. Lewis	Director	April 29, 2014

* Charles R. Revere	Director	April 29, 2014

* Leslie E. Taylor	Director	April 29, 2014

* Jay T. Thompson	Director	April 29, 2014

*By:	/s/ Joe A. Shearin
Joe A. Shearin
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Item

3.1	Amended and Restated Articles of Incorporation of Eastern Virginia Bankshares, Inc., effective December 29, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed March 10, 2009).

3.1.1	Articles of Amendment to the Articles of Incorporation of Eastern Virginia Bankshares, Inc., effective January 6, 2009 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 13, 2009).

3.1.2	Articles of Amendment to the Articles of Incorporation of Eastern Virginia Bankshares, Inc., effective June 10, 2013 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed June 14, 2013).

3.2	Bylaws of Eastern Virginia Bankshares, Inc., as amended June 4, 2013 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed June 14, 2013).

4.1	Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed January 13, 2009).

4.2	Warrant to Purchase Shares of Common Stock, dated January 9, 2009 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed January 13, 2009).

Certain instruments relating to long-term debt as to which the total amount of securities authorized there under does not exceed 10% of the total assets of Eastern Virginia Bankshares, Inc. have been omitted in accordance with Item 601(b)(4)(iii) of Regulation S-K. The registrant will furnish a copy of any such instrument to the Securities and Exchange Commission upon its request.

5.1	Opinion of Troutman Sanders LLP.**

10.1	Eastern Virginia Bankshares, Inc. 2003 Stock Incentive Plan (incorporated by reference to Exhibit A to the Company’s 2003 Proxy Statement filed March 24, 2003).*

10.2	Eastern Virginia Bankshares, Inc. 2007 Equity Compensation Plan (incorporated by reference to Exhibit A to the Company’s 2007 Proxy Statement filed March 21, 2007).*

10.3	Amended and Restated Employment Agreement dated as of January 1, 2008 between Eastern Virginia Bankshares, Inc. and Joe A. Shearin (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K filed March 10, 2009).*

10.5	Amended and Restated Employment Agreement dated as of January 1, 2008 between Eastern Virginia Bankshares, Inc. and Joseph H. James, Jr. (incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K filed March 10, 2009).*

10.6	Amended and Restated Employment Agreement dated as of January 10, 2008, between Eastern Virginia Bankshares, Inc. and James S. Thomas (incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K filed March 10, 2009).*

10.8	Form of Waiver of the Senior Executive Officers of Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 10.2 to Company’s Current Report on Form 8-K filed January 13, 2009).*

10.9	Form of Letter Agreement by and between the Senior Executive Officers of Eastern Virginia Bankshares, Inc. and Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed January 13, 2009).*

10.10	Form of TARP-compliant Restricted Stock Agreement under Eastern Virginia Bankshares, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed November 19, 2010).*

10.13	Form of TARP-compliant Restricted Stock Agreement under Eastern Virginia Bankshares, Inc. 2007 Equity Compensation Plan (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K filed July 6, 2012).*

10.14	Securities Purchase Agreement, dated as of March 26, 2013, between Eastern Virginia Bankshares, Inc. and Castle Creek Capital Partners IV, LP (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 28, 2013).

10.15	Securities Purchase Agreement, dated as of March 26, 2013, between Eastern Virginia Bankshares, Inc. and GCP III EVB LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed March 28, 2013).

10.16	Form of Securities Purchase Agreement between Eastern Virginia Bankshares, Inc. and certain institutional investors (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed March 28, 2013).

10.17	Memorandum of Understanding, dated September 5, 2013, by and among Eastern Virginia Bankshares, Inc., EVB, the Federal Reserve Bank of Richmond, and Virginia State Corporation Commission Bureau of Financial Institutions (incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K filed September 10, 2013).

10.18	Base salaries for executive officers of Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed March 31, 2014).*

10.19	Non-employee directors’ annual compensation for Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed March 31, 2014).*

21.1	Subsidiaries of Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed March 31, 2014).

23.1	Consent of Yount, Hyde & Barbour, P.C.#

23.2	Consent of Troutman Sanders LLP (contained in Exhibit 5.1).**

24.1	Powers of Attorney (included on signature page).#,**

*	Management contract or compensatory plan or arrangement.
#	Filed herewith.
**	Previously filed.